As filed with the Securities and Exchange Commission on August 18, 2016
Registration No. 333-
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-3 REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Gramercy Property Trust
(Exact name of registrant as specified in charter)

Maryland
(State or other jurisdiction of incorporation or organization)

56-2466617
(I.R.S. Employer Identification No.)

521 5th Avenue, 30th Floor
New York, New York 10175
(212) 297-1000
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Edward J. Matey Jr.
General Counsel, Secretary and Executive Vice President
Gramercy Property Trust
521 5th Avenue, 30th Floor
New York, New York 10175
(212) 297-1000
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
James W. McKenzie, Jr.
Morgan, Lewis & Bockius LLP
1701 Market Street
Philadelphia, Pennsylvania 19103
(215) 963-5000

Approximate date of commencement of proposed sale to the public: From time to time following the effective date of this registration statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of ‘‘large accelerated filer,’’ ‘‘accelerated filer’’ and ‘‘smaller reporting company’’ in Rule 12b-2 of the Exchange Act. (Check one):
Large accelerated filer ☒    Accelerated filer ☐
Non-accelerated filer ☐    Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Shares, $0.01 par value	10,000,000	$9.67	$96,700,000	$9,737.69

(1)
In accordance with Rule 416(a) under the Securities Act, the Registrant is also registering hereunder an indeterminate number of shares of the Registrant’s common shares that may be issued and resold resulting from share splits, share dividends or similar transactions.

(2)
Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) under the Securities Act and based upon the average of the high and low prices reported on the New York Stock Exchange on August 16, 2016.

PROSPECTUS

Dividend Reinvestment and Share Purchase Plan
10,000,000 Common Shares

     Our dividend reinvestment and share purchase plan, which we refer to as the “plan,” provides an economical and convenient way for current shareholders and other interested new investors to invest in our common shares of beneficial interest, par value $0.01 per share, or common shares. Through participation in the plan, you will have the opportunity to:

•	Arrange to have dividends on all or a portion of your common shares reinvested in common shares at a discount (currently 1%).

•	Make optional cash payments of $100 to $10,000 per month to purchase common shares at market price.

•	Make automatic monthly investments of $100 to $10,000 by authorizing automatic deductions from your banking or checking accounts to purchase common shares at market price.

•	In some instances, subject to our approval, make optional cash payments in excess of $10,000 to purchase common shares at market price.
Our common shares are quoted on the New York Stock Exchange under the symbol “GPT.” On August 17, 2016, the closing sales price of our common shares as reported on the New York Stock Exchange was $9.70 per share.

Investing in our securities involves risks. See “Risk Factors” on page 7 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is August 18, 2016.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission (the “SEC”). This prospectus does not contain all of the information set forth in the registration statement, portions of which we have omitted as permitted by the rules and regulations of the SEC. Statements contained in this prospectus as to the contents of any contract or other document are not necessarily complete. If the SEC’s rules and regulations require that a contract or document be filed as an exhibit to the registration statement, we refer you to the copy of the contract or document filed as an exhibit to the registration statement for a complete description. You should rely only on the information in our prospectus and the documents that are incorporated by reference. We have not authorized anyone else to provide you with different information. We are not offering these securities in any state where the offer is prohibited by law. You should not assume that the information in our prospectus or any incorporated document is accurate as of any date other than the date of the document.

You should rely only on the information contained in or incorporated by reference into this prospectus, the registration statement of which this prospectus is a part, any accompanying prospectus supplement, and any free writing prospectus that we deliver to you. We have not authorized anyone to provide you with different information. If you receive any other information, you should not rely on it.

Unless the context indicates otherwise, the terms ‘‘we,’’ ‘‘our,’’ ‘‘us,’’ ‘‘our company’’ and ‘‘the Company’’ refer to Gramercy Property Trust, a Maryland real estate investment trust, which has elected to be taxed as a real estate investment trust (‘‘REIT’’) for federal income tax purposes, together with its consolidated subsidiaries, including our operating partnership, GPT Operating Partnership LP, a Delaware limited partnership (the “Operating Partnership”).

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file with the SEC at the SEC’s Public Reference Room at 100 F Street N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. Our SEC filings are also available to the public from the SEC’s Internet site at http://www.sec.gov or from our Internet site at http://gptreit.com. Our Corporate Governance Guidelines, our Code of Business Conduct and Ethics and our committee charters are also available on our website at http://www.gptreit.com or in print upon written request addressed to Corporate Secretary, Gramercy Property Trust, 521 Fifth Avenue, 30th Floor, New York, New York, 10175. However, the information included on or linked from our Internet site does not constitute a part of this prospectus or any accompanying prospectus supplement.

The common shares are listed on the NYSE under the symbol ‘‘GPT’’. You can also inspect and copy any reports, proxy statements and other information that we file with the SEC at the offices of the NYSE located at 20 Broad Street, New York, NY 10005.

We have filed with the SEC a registration statement on Form S-3 relating to the securities offered by this prospectus. This prospectus is a part of that registration statement, which includes additional information about us and the securities offered by this prospectus. You may review and obtain a copy of the registration statement and the exhibits that are a part of the registration statement at the SEC’s public reference room in Washington, D.C., as well as through the SEC’s website or our website. You can also call or write us for a copy as described below under ‘‘Documents Incorporated by Reference.’’

DOCUMENTS INCORPORATED BY REFERENCE

The SEC allows us to ‘‘incorporate by reference’’ into this prospectus the information we file with the SEC. This allows us to disclose important information to you by referring you to those documents rather than repeating it in full in this prospectus. The information incorporated by reference is deemed to be part of this prospectus, and the information we file with the SEC after the date of this prospectus will automatically update, modify and, where applicable, supersede any information included in this prospectus or incorporated by reference in this prospectus. We incorporate by reference into this prospectus the following documents filed with the SEC (other than, in each case, documents or information deemed to be furnished and not filed in accordance with SEC rules). The SEC file number for these documents is 001-35933.

•	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2015, filed with the SEC on February 29, 2016 (as amended by Form 10-K/A filed with the SEC on March 2, 2016);

•
Our definitive Proxy Statement on Schedule 14A for the 2016 annual meeting of shareholders, filed with the SEC on April 29, 2016 (only with respect to information specifically incorporated by reference into Part III of our Annual Report on Form 10-K for the fiscal year ended December 31, 2015);

•	Our Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2016 and June 30, 2016, filed with the SEC on May 5, 2016 and August 4, 2016, respectively;

•	Our Current Reports on Form 8-K filed with the SEC on April 28, 2016, May 5, 2016, June 24, 2016 and August 18, 2016; and

•
The description of the our common shares contained in our Registration Statement on Form 8-A, filed with the SEC on May 17, 2013, as amended by Form 8-A/A filed with the SEC on June 26, 2013, any other amendment or report filed with the SEC for purposes of updating such description.

We also incorporate by reference into this prospectus all documents filed by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), between the date of this prospectus and the termination of the offering of securities under this prospectus, such as Annual

Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and proxy statements. Any statement contained in a document incorporated by reference in this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that any statement contained in this prospectus or in any subsequently filed document which also is or is deemed to be incorporated by reference in this prospectus modifies or supersedes this statement. Any statement modified or superseded in this way will not be deemed, except as so modified or superseded, to constitute a part of this prospectus or any supplement to this prospectus. The information incorporated by reference contains information about us and our financial condition and performance and is an important part of this prospectus.

Upon written or oral request, we will provide to you, without charge, a copy of any of the documents incorporated by reference in this prospectus but not delivered with the prospectus, excluding all exhibits that we have not specifically incorporated into this document by reference. You may obtain documents incorporated by reference in this document by requesting them by writing or telephoning us at:

Gramercy Property Trust
521 Fifth Avenue, 30th Floor
New York, New York 10175
(212) 297-1000
Attention: Corporate Secretary

Additional information, including information regarding the annual, quarterly and current reports, proxy statements and other information filed by us with the SEC under the Exchange Act is available by following the instructions provided in this Registration Statement under ‘‘Where You Can Find More Information.’’

SUMMARY
The following summary may omit information that may be important to you. You should carefully read the entire text of this prospectus and the plan before you decide to participate in the plan.

OUR COMPANY

We are a leading global investor and asset manager of commercial real estate. We specialize in acquiring and managing single-tenant, net leased industrial, office and specialty properties. We focus on income producing properties leased to high quality tenants in major markets in the United States and Europe.

Our executive offices are located at 521 Fifth Avenue, 30th Floor, New York, New York, 10175, our telephone number is (212) 297-1000, and our Internet site address is http://www.gptreit.com. Information included on or linked from our Internet site is not incorporated into, and does not constitute part of, this Prospectus.
THE PLAN

Participation:	Participation in the plan allows you to purchase our common shares, in some cases, at a discount from the market price of the shares.

Enrollment if You Own Our Shares:
You can participate in the plan if you currently own our common shares by submitting a completed enrollment form to the plan’s administrator, Broadridge Corporate Issuer Solutions, Inc. You may obtain an enrollment form from the plan administrator or by completing the enrollment procedures specified on the website of the plan administrator at www.shareholder.broadridge.com/GPT. You may participate directly in the plan only if you hold common shares in your own name. If you hold shares through a brokerage or other custodial account, you may arrange to have your broker or other custodian participate on your behalf in the dividend reinvestment program.

Initial Investment if You Do Not Own Our Shares:
If you do not own any common shares, you can participate in the plan by making an initial investment in common shares through the plan, with a minimum initial investment of $250 at market price and without paying fees.

Reinvestment of Dividends:
You can reinvest your cash dividends on some or all of your common shares. You will be able to purchase additional common shares by reinvesting your dividends at a discount (currently 1%) and without paying fees. Shares purchased under the plan will be purchased on the “investment date”. The investment date for shares purchased pursuant to dividend reinvestments generally will be the quarterly dividend payment date declared by our Board of Trustees. To commence dividend reinvestments for any particular quarterly dividend, the plan administrator must receive a completed enrollment form at least five business days before the record date for such quarterly dividend. We currently offer a discount of 1% of the average of the high and low sales prices of the common shares for the five trading days preceding the applicable investment date. The plan administrator will report cost basis information to both the participants in the plan and the Internal Revenue Service (the “IRS”). The default method used by the plan administrator for cost basis reporting is FIFO (first in, first out).

Optional Cash Payments:
Upon enrollment in the plan, record owners and new investors who agree to make an initial investment in common shares as record owners can buy common shares at market price without paying fees. Record owners can invest a minimum of $100 to a maximum of $10,000 in any one month. The investment date for shares acquired pursuant to optional cash payments will generally be the 15th of each month, or, if such date is not a business day, the first business day thereafter. The deadline for submitting optional cash payments is three business days before the relevant investment date. Payment may be by check or money order. We currently offer no discount on optional cash payment purchases. See “Purchase Price” below.

Waivers of Maximum Monthly Limit on Optional Cash Payments:
Under some circumstances, we may approve a written request to waive the $10,000 per month limit on optional cash payments. These requests must be received by us by U.S. mail or email at investor@gptreit.com at least five business days prior to the deadline for submitting optional cash payments. We will accept or reject the request no later than four business days prior to the deadline for submitting optional cash payments. If we grant the waiver, you must submit our written waiver along with payment no later than the deadline for submitting optional cash payments. Common shares issued in connection optional cash payments in excess $10,000, if so waived, must be held in record form by the applicable shareholder.

Source of Shares:
The administrator of the plan will arrange for the purchase common shares in one of the following ways: (i) directly from us as newly issued common shares or (ii) from parties other than us, either in the open market or in privately negotiated transactions.

Purchase Price:
The purchase price of common shares under the plan depends on how you purchase the shares and on whether we issue new common shares to you or the plan obtains your common shares by purchasing them in the open market.

Reinvested Dividends and Optional Cash Payments of $10,000 or Less:
Purchased from Us: With respect to reinvested dividends, the purchase price for common shares that the plan administrator arranges for purchase directly from us initially will be 99% of the market price of the common shares. With respect to optional cash payments, the purchase price for common shares that the plan administrator arranges for purchase directly from us initially will be 100% of the market price of the common shares. We determine the market price of the common shares by taking the average of the daily high and low sales prices of our common shares on the New York Stock Exchange over a period of five trading days preceding the relevant investment date. With respect to reinvested dividends, the discount from the market price for common shares that the plan administrator arranges for purchase directly from us may be changed by us from time to time, provided that in no event will the discount exceed 5% of the fair market value of the common shares, as determined for federal income tax purposes, on the applicable investment date. If you are a participant in the plan, you will be provided with at least 30 days’ prior written notice of any change in this discount. With respect to optional cash payments, we may offer a discount to the market price for common shares that the plan administrator arranges for purchase directly from us, provided that in no event will the discount exceed 5% of the fair market value of the common shares, as determined for federal income tax purposes, on the applicable investment date. If you are a participant in the plan, you will be provided with at least 30 days’ prior written notice of any adoption of, or change in, this discount.

Purchased from Parties Other than Us: The purchase price for common shares that the plan administrator arranges for purchase from parties other than us, either in the open market or in privately negotiated transactions, will be 100% of the average price per share actually paid. If you are a participant in the plan during a time when we are offering a discount from the market price for common shares purchased directly from us, you will be provided with at least 30 days’ prior written notice of a purchase from parties other than us.

The plan administrator will report cost basis information to both the participants in the plan and the IRS. Currently, the default method used by the plan administrator for cost basis reporting is FIFO (first in, first out).

Optional Cash Payments Greater than $10,000:
Purchased from Us: The purchase price for common shares that the plan administrator arranges for purchase directly from us will initially be 100% of the market price of the common shares. We may offer a discount to the market price for common shares that the plan administrator arranges for purchase directly from us, provided that in no event will the discount exceed 5% of the fair market value of the common shares, as determined for federal income tax purposes, on the applicable investment date (and will be the same discount, if any, offered in connection with optional cash payments of less than $10,000). The market price for optional cash payments in excess of $10,000 is determined in the same manner as for optional cash payments of less than $10,000.

Purchased from Parties Other than Us: The purchase price for common shares that the plan administrator arranges for purchase from parties other than us, either in the open market or in privately negotiated transactions, will be 100% of the average price per share actually paid.

Tracking Your Investment:
You will receive periodic statements of the transactions made in your plan account. These statements will provide you with details of the transactions and will indicate the share balance in your plan account.

Administration and Plan Administrator:
Broadridge Corporate Issuer Solutions, Inc. initially will serve as the plan administrator. You should send all correspondence with the plan administrator, all completed enrollment forms, payments and other documents for processing to:

Broadridge Corporate Issuer Solutions, Inc.
P.O. Box 1342
Brentwood, NY 11717

For overnight delivery services:
Broadridge Corporate Issuer Solutions, Inc.
1155 Long Island Ave. Attn: IWS
Edgewood, NY 11717

Please mention Gramercy Property Trust and this plan in all correspondence. In addition, you may call the plan administrator at 1-866-321-8022 or contact the plan administrator via the Internet at shareholder@broadridge.com

Sales of Shares Held in the Plan:
You may also request that any or all shares held in the plan be sold by a broker dealer selected by plan administrator on your behalf for a fee. This fee, any brokerage costs and any applicable share transfer taxes on the sale of such shares all will be deducted by the plan administrator, and the balance will be sent to you.
Upon your withdrawal from the plan by the sale of common shares held under the plan, you will receive the proceeds of such sale less a $15 service fee per transaction to the plan administrator and a $0.10 per share brokerage commission, to be remitted to the executing broker or dealer, and any other applicable fees.

RISK FACTORS

Investing in our securities involves risks. Before purchasing the securities offered by this prospectus, you should carefully consider the risk factors incorporated by reference in this prospectus from our Annual Report on Form 10-K for the year ended December 31, 2015, as well as the risks, uncertainties and additional information (i) set forth in our SEC reports on Forms 10-K, 10-Q and 8-K and in the other documents incorporated by reference in this prospectus that we file with the SEC after the date of this prospectus (and prior to the termination of the offering of securities under this prospectus) and which are deemed incorporated by reference in this prospectus, and (ii) the information contained in any applicable prospectus supplement. For a description of these reports and documents, and information about where you can find them, see “Where You Can Find More Information’’ and ‘‘Documents Incorporated by Reference.’’ The risks and uncertainties we discuss in this prospectus and in the documents incorporated by reference in this prospectus are those that we currently believe may materially affect our company. Additional risks not presently known or that are currently deemed immaterial could also materially and adversely affect our financial condition, results of operations, business and prospects.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING INFORMATION

This prospectus contains various “forward-looking statements.” You can identify forward-looking statements by the use of forward-looking terminology such as “believes,” “expects,” “may,” “will,” “would,” “could,” “should,” “seeks,” “approximately,” “intends,” “plans,” “projects,” “estimates” or “anticipates” or the negative of these words and phrases or similar words or phrases. You can also identify forward-looking statements by discussions of strategy, plans or intentions. Statements regarding the following subjects may be impacted by a number of risks and uncertainties:

•                  our business strategy;

•                  our ability to obtain future financing arrangements;

•                  estimates relating to our future distributions;

•                  our understanding of our competition;

•                  market trends;

•                  projected capital expenditures;

•                  the impact of technology on our assets, operations and business; and

•                  the use of the proceeds of any offerings of securities.

The forward-looking statements are based on our beliefs, assumptions and expectations of our future performance, taking into account all information currently available to us. These beliefs, assumptions and expectations are subject to risks and uncertainties and can change as a result of many possible events or factors, not all of which are known to us. If a change occurs, our business, financial condition, liquidity and results of operations may vary materially from those expressed in our forward-looking statements. You should carefully consider these risks before you make an investment decision with respect to our securities, along with the following factors that could cause actual results to vary from our forward-looking statements:

•                  general volatility of the securities markets in which we participate;

•                  national, regional and local economic climates;

•                  economic conditions in the commercial finance and real estate markets and the banking industry;

•                  changes in supply and demand for industrial and office properties;

•                  the actions of our competitors and our ability to respond to those actions;

•                  adverse changes in the real estate markets, including increasing vacancy, increasing competition and decreasing rental revenue;

•                  uninsured or underinsured losses relating to our properties;

•                  availability of investment opportunities on real estate assets and real estate-related and other securities;

•                  availability and credit worthiness of prospective tenants;

•                  our ability to maintain rental rates and maximize occupancy;

•                  our ability to identify and secure acquisitions;

•                  our ability to successfully manage growth and/or operate acquired properties;

•                  our pace of acquisitions and/or dispositions of properties;

•                  risks related to development projects (including construction delay, cost overruns or our inability to obtain necessary permits);

•                  payment of distributions from sources other than cash flows and operating activities;

•                  receiving and maintaining corporate debt ratings and changes in the general interest rate environment;

•                  the adequacy of our cash reserves, working capital and other forms of liquidity;

•                  the reduction in cash flows received from our investments;

•                  availability of capital (debt and equity);

•                  our ability to refinance existing indebtedness or incur additional indebtedness;

•                  ability to comply with our debt covenants;

•                  unanticipated increases in financing and other costs, including a rise in interest rates;

•                  volatility or reduction in the value or uncertain timing in the realization of our retained collateralized debt obligation bonds (CDOs);

•                  the actual outcome of the resolution of any conflict;

•                  early termination of management agreements;

•                  material adverse actions or omissions by any of our joint venture partners;

•                  our ability to profitably dispose of non-core assets;

•                  the high tenant concentration of a single tenant, Bank of America, N.A.;

•                  our ability to operate as a self-managed company;

•                  availability of and ability to retain our executive officers and other qualified personnel;

•                  changes to our management and Board of Trustees;

•                  declining real estate valuations and impairment charges;

•                  future terrorist attacks or epidemics in the United States or abroad;

•                  our inability to comply with the laws, rules and regulations applicable to companies, and in particular, public companies;

•                  our ability to satisfy complex rules in order for us to qualify as a REIT for U.S. federal income tax purposes and qualify for our exemption under the Investment Company Act, our Operating Partnership’s ability to satisfy the rules in order for it to qualify as a partnership or disregarded entitiy for federal income tax purposes, and the ability of certain of our subsidiaries to qualify as REITs and certain of our subsidiaries to qualify as taxable REIT subsidiaries, or TRSs, for U.S. federal income tax purposes, and our ability and the ability of our subsidiaries to operate effectively within the limitations imposed by these rules;

•                  our international operations, including unfavorable foreign currency rate fluctuations, enactment of changes in laws relating to foreign ownership of property, and local economic or political conditions that could adversely affect our earnings and cash flows;

•                  changes to accounting principles and policies and guidelines applicable to REITs;

•                  legislative or regulatory changes adversely affecting REITs and the real estate business;

•                  environmental, regulatory and/or safety requirements and risks related to natural disasters;

•                  our ability to successfully integrate the respective business operations of both parties in the merger we completed on December 17, 2015 with Gramercy Property Trust Inc., a Maryland corporation, that resulted in the combined company named Gramercy Property Trust (the “Merger”), or our ability to successfully integrate any future acquisitions, maintain key personnel and customer relationships and obtain favorable contract renewals;

•                  our ability to realize the anticipated cost savings, synergies and other benefits of the Merger; and

•                  other factors discussed under Item 1A “Risk Factors” of our Annual Report on Form 10-K for the year ended December 31, 2015 and those factors that may be contained in any filing we make with the SEC, including Part II, Item 1A of Form 10-Qs.

We assume no obligation to update publicly any forward-looking statements, whether as a result of new information, future events, or otherwise. In evaluating forward-looking statements, you should consider these risks and uncertainties, together with the other risks described elsewhere in this prospectus and any accompanying prospectus supplement and from time-to-time in our reports and documents which are filed with the SEC, and you should not place undue reliance on those statements.

The risks included here are not exhaustive. Other sections of this prospectus, any accompanying prospectus and the documents incorporated by reference herein may include additional factors that could adversely affect our business and financial performance. Moreover, we operate in a very competitive and rapidly changing environment. New risk factors emerge from time to time and it is not possible for management to predict all such risk factors, nor can it assess the impact of all such risk factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. Given these risks and uncertainties, investors should not place undue reliance on forward-looking statements as a prediction of actual results.

USE OF PROCEEDS

We will receive proceeds from the sale of common shares that the plan administrator arranges for purchase directly from us. We will not receive proceeds from the sale of common shares that the plan administrator arranges for purchase in the open market or in privately negotiated transactions. We intend to use the net proceeds from our sale of common shares that the plan administrator arranges for purchase directly from us for future acquisitions of properties, repayment of debt and general corporate purposes. We cannot estimate either the number of common shares or the prices of the shares that we will sell in connection with the plan.

TERMS AND CONDITIONS OF THE PLAN
The following questions and answers explain and constitute the plan as in effect beginning August 18, 2016. If you decide not to participate in the plan, you will receive cash dividends, as declared and paid in the usual manner.
PURPOSE

1. What is the purpose of the plan?
The primary purpose of the plan is to provide current shareholders and interested new investors with an economical and convenient way to increase their investment in Gramercy Property Trust. Current shareholders are permitted to invest cash dividends in common shares without paying any brokerage commission or service charge and at a discount (currently 1%) from the market price. Current shareholders and new investors may also invest optional cash payments in common shares at market price and without paying any brokerage commission or service charge.
We may also use the plan to raise additional capital through the sale each month of a portion of the shares available for issuance under the plan to purchasers of shares. These sales will be made through our ability to waive limitations on the maximum amount of any optional cash payments.
The plan is primarily intended for the benefit of long-term investors, and not for the benefit of individuals or institutions which engage in short-term trading activities that could cause aberrations in the overall trading volume of our common shares. From time to time, financial intermediaries may engage in positioning transactions in order to benefit from the discount from the market price for common shares acquired through the reinvestment of dividends under the plan. These transactions may cause fluctuations in the trading volume of our common shares. We reserve the right to modify, suspend or terminate participation in this plan by otherwise eligible holders of common shares in order to eliminate practices which are not consistent with the purposes of the plan.
OPTIONS AVAILABLE TO PARTICIPANTS
Information on how to participate in the plan is set forth in Questions 5 through 13.
2. What are my investment options under the plan?
Once enrolled in the plan, you may purchase common shares through the following investment options.
Dividend Reinvestment Program. Current holders of common shares and interested new investors that are not currently shareholders and who agree to make an initial investment in common shares, may elect to have all, a portion or none of their cash dividends paid on their common shares automatically reinvested in common shares through the dividend reinvestment program. Cash dividends are paid on common shares when and as declared by our Board of Trustees, generally on a quarterly basis. Subject to the availability of common shares registered for issuance under the plan, there is no limitation on the amount of dividends you may reinvest under the dividend reinvestment program.
Share Purchase Program. Each month, current record owners of common shares, and interested new investors that are not currently record owners and who agree to make an initial investment in common shares as a record owner, may elect to invest optional cash payments in common shares, subject to a minimum monthly purchase limit of $100 and a maximum monthly purchase limit of $10,000 (unless the maximum limit is waived by us). Record owners may elect to make optional cash payments through automatic deductions from their banking or checking accounts. We may, at our discretion, waive the maximum limit upon the written request of a record owner. See Question 20 to learn how to request a waiver. Record owners may make optional cash payments each month even if dividends on their shares are not being reinvested and even if a dividend has not been declared. Record owners may, but are not required to, enroll any common shares purchased through the plan into the dividend reinvestment program. (To designate these shares for participation in the dividend reinvestment program, make the appropriate election on the enrollment form described in Question 12.)
3. How can I change my investment options?
You may change your investment options at any time by requesting a new enrollment form and returning it to the plan administrator at the address set forth in Question 7. Any enrollment form which is returned to the plan administrator to change your investment options will be effective in accordance with the schedule described in Question 11.
ADVANTAGES AND DISADVANTAGES
4. What are the advantages and disadvantages of the plan?

Before deciding whether to participate in the plan, you should consider the following advantages and disadvantages of the plan.
Advantages.

•
The plan provides you with the opportunity to reinvest cash dividends paid on all or a portion of your common shares towards the purchase of additional common shares at a discount from the market price of the common shares (currently 1%).

•
The plan provides record owners with the opportunity to make monthly investments of optional cash payments, subject to a minimum of $100 and a maximum of $10,000 (unless the maximum limit is waived by us), for the purchase of common shares at the market price. In addition, the plan provides the flexibility to make these optional cash investments on a regular or occasional basis.

•
There are no costs associated with the plan that you must pay, except for certain costs if you decide to sell common shares you purchased through the plan (see Questions 21 and 25 for a description of these costs). You will not pay brokerage commissions or service fees to purchase common shares through the plan.

•
As noted above, you will have the convenience of having all or a portion of your cash dividends automatically reinvested in additional common shares. In addition, since the plan administrator will credit fractional common shares to your plan account, you will receive full investment of your dividends. (See Questions 16 and 23.)

•	You will simplify your record keeping by receiving periodic statements which will reflect all current activity in your plan account, including purchases, sales and latest balances. (See Question 22.)

•	At any time, you may direct the plan administrator to arrange for the sale or transfer of all or a portion of the common shares held in your plan account. (See Questions 25 through 27.)
Disadvantages.

•
No interest will be paid by us or the plan administrator on dividends or optional cash payments held pending reinvestment or investment. In addition, optional cash payments of less than $100 and any optional cash payment which exceeds the maximum monthly purchase limit of $10,000 (unless the maximum limit has been waived), are subject to return to you without interest.

•	You may not know the actual number of common shares that you have purchased until after the investment date.

•
Your participation in the dividend reinvestment program will result in you being treated, for federal income tax purposes, as having received a distribution equal to the fair market value (and not the market price, whether or not discounted) of the common shares on the date actually acquired from us. In addition, you will be treated as having received a distribution equal to your pro rata share of any brokerage commissions paid by us in connection with the purchase of common shares by the broker dealer selected by the plan administrator from parties other than us. Such distributions will be taxable as dividends to the extent of our earnings and profits. These dividends may give rise to a liability for the payment of income tax without providing you with the immediate cash to pay the tax when it becomes due.

•
Investors that elect to make optional cash payments will be treated, for federal income tax purposes, as having received a distribution equal to the excess, if any, of the fair market value of the common shares on the date actually acquired from us over the amount of your optional cash payment. In addition, such investors will be treated as having received a distribution equal to their pro rata share of any brokerage commissions paid by us in connection with the purchase of common shares by the broker dealer selected by the plan administrator from parties other than us. Such distributions will be taxable as dividends to the extent of our earnings and profits. These dividends may give rise to a liability for the payment of income tax without providing you with the immediate cash to pay the tax when it becomes due.

•
Sales of common shares credited to your plan account will involve a fee per transaction to be deducted from the proceeds of the sale by the plan administrator (if you request the plan administrator to arrange for such sale), plus any brokerage commission retained by the broker dealer selected by the plan administrator and any applicable share transfer taxes on the sales. (See Question 25.)

•	Sales of common shares credited to your plan account may take up to 10 business days to process.

•	You cannot pledge common shares deposited in your plan account until the shares are withdrawn from the plan.
ADMINISTRATION AND PLAN ADMINISTRATOR
5. Who administers the plan?
We have appointed Broadridge Corporate Issuer Solutions, Inc. to be the plan administrator.
6. What are the responsibilities of the plan administrator?
The plan administrator’s responsibilities include:

•	administration of the plan;

•	acting as your agent;

•	keeping records of all plan accounts;

•	sending statements of activity to each participant;

•	arranging for the purchase and sale, on your behalf and through a broker dealer selected by the plan administrator, all common shares under the plan; and

•	the performance of other duties relating to the plan.
Holding Shares. If you purchase shares through optional cash payments and do not choose to have the dividends that are paid with respect to these shares reinvested, you must indicate that the shares are not to be reinvested. The plan administrator will hold any shares you choose to enroll in the dividend reinvestment program and will register them in the plan administrator’s name (or that of its nominee) as your agent.
Receipt of Dividends. As record holder for the plan shares, the plan administrator will credit the dividends accrued on your plan shares held as of the dividend record date to your plan account on the basis of whole or fractional plan shares held in such account and will arrange for the automatic reinvestment of such dividends in additional common shares. Any remaining portion of cash dividends not designated for reinvestment will be sent to you.
Other Responsibilities. The plan administrator also acts as dividend disbursing agent, transfer agent and registrar for our common shares. If the plan administrator resigns or otherwise ceases to act as plan administrator, we will appoint a new plan administrator to administer the plan.
7. How do I contact the plan administrator?
You should send all correspondence with the plan administrator, completed enrollment forms, payments and other documents, to:

Broadridge Corporate Issuer Solutions, Inc.
P.O. Box 1342
Brentwood, NY 11717

For overnight delivery services:

1155 Long Island Ave. Attn: IWS
Edgewood, NY 11717

Please mention Gramercy Property Trust and this plan in all correspondence. In addition, you may call the plan administrator at 1-866-321-8022 or contact the plan administrator via the Internet at shareholder@broadridge.com.
PARTICIPATION
Existing shareholders are either “record owners” or “beneficial owners.” You are a record owner if you own common shares in your own name. You are a beneficial owner if you own common shares that is registered in a name other than your own name (for example, shares that are held in the name of a broker, bank or other nominee). A record owner may participate directly in the plan. If you are a beneficial owner, however, you will either have to become a record owner by having one or more shares transferred into your name or coordinate your participation in the dividend reinvestment program through the broker, bank or other nominee in whose name your shares are held. Participation in the share purchase program must be in record form.
8. Who is eligible to participate?
The following persons are eligible to participate in the plan:
Record Owners. All record owners (shareholders whose shares are held in their name on the records kept by our transfer agent) of common shares are eligible to participate directly in this plan.
Beneficial Owners. Beneficial owners (shareholders whose shares are held in the name of a broker, bank or other nominee on the records kept by our transfer agent) of common shares may participate in the dividend reinvestment program in two ways. A beneficial owner may participate directly by becoming a record owner by having one or more shares transferred into his or her name from that of the applicable broker, bank or other nominee. Alternatively, a beneficial owner may seek to arrange with the broker, bank or other nominee that is the record owner of his or her shares to participate on the beneficial owner’s behalf, but only with respect to the dividend reinvestment program.

Non-Shareholders. Individuals who do not presently own any common shares (as either a record owner or beneficial owner) may participate in the plan by making an initial cash purchase of common shares through the plan’s share purchase program.
9. Are there limitations on participation in the plan other than those described above?
Foreign Law Restrictions. You may not participate in the plan if it would be unlawful for you to do so in the jurisdiction where you are a citizen or reside. If you are a citizen or resident of a country other than the United States, you should confirm that by participating in the plan you will not violate local laws governing, among other things, taxes, currency and exchange controls, share registration and foreign investments.
REIT Qualification Restrictions. In order for us to maintain our qualification as a REIT, not more than 50% in value of our outstanding shares may be owned, directly or indirectly, by five or fewer individuals (as defined in the Internal Revenue Code of 1986 (the “Code”)). We may terminate, by written notice at any time, any participant’s individual participation in the plan if such participation would be in violation of the restrictions contained in our declaration of trust or bylaws, as amended from time to time. These restrictions prohibit any person from acquiring beneficial or constructive ownership in excess of 9.8% in value or in number of shares, whichever is more restrictive, of common shares outstanding at such time or in excess of 9.8% in value of the aggregate of any class or series of our outstanding preferred shares. Any attempted transfer or acquisition of our shares that would create a direct or indirect ownership of our shares in excess of this limit or otherwise result in our disqualification as a REIT will be null and void. Our declaration of trust provides that shares subject to this limitation are subject to various rights that we have to enforce this limitation. This summary of the ownership limitation is qualified in its entirety by reference to our declaration of trust. We reserve the right to invalidate any purchases made under the plan that we determine, in our sole discretion, may violate the 9.8% ownership limit. Any grant of a request for waiver of the maximum monthly optional cash payment will not be deemed to be a waiver of such ownership limits.

Exclusion from Plan for Short-Term Trading or Other Practices. You should not use the plan to engage in short-term trading activities that could change the normal trading volume of the common shares. If you do engage in short-term trading activities, we may prevent you from participating in the plan. We reserve the right to modify, suspend or terminate participation in the plan, by otherwise eligible holders of common shares, in order to eliminate practices which we determine, in our sole discretion, are not consistent with the purposes or operation of the plan or which may adversely affect the price of the common shares.
Restrictions at Our Discretion. In addition to the restrictions described above, we reserve the right to prevent you from participating in the plan for any other reason. We have the sole discretion to exclude you from or terminate your participation in the plan.
10. How do I enroll in the plan?
Record Owners. Record owners may join the plan by completing and signing an enrollment form (see Question 12) and returning it to the plan administrator, or by following the enrollment procedures specified on the plan administrator’s website at www.shareholder.broadridge.com/GPT. Enrollment forms may be obtained at any time by written request or by telephoning the plan administrator at the address and telephone number provided in Question 7, or via the Internet at the plan administrator’s website at www.shareholder.broadridge.com.
Beneficial Owners. Beneficial owners who wish to join the plan must instruct their broker, bank or other nominee to arrange participation in the dividend reinvestment program on the beneficial owner’s behalf. The broker, bank or other nominee should then make arrangements with its securities depository and the securities depository will provide the plan administrator with the information necessary to allow the beneficial owner to participate in the dividend reinvestment program.
To facilitate participation by beneficial owners, we have made arrangements with the plan administrator to reinvest dividends by record holders such as brokers, banks and other nominees, on behalf of beneficial owners.
Alternatively, a beneficial owner may simply request that the number of shares the beneficial owner wishes to be enrolled in the plan be reregistered by the broker, bank or other nominee in the beneficial owner’s own name as record owner in order to participate directly in the plan.
Non-Shareholders. Non-shareholders may join the plan as a record owner by making an initial investment in an amount of at least $250 and up to a maximum of $10,000 (unless the maximum limit is waived by us). The non-shareholder should complete the portions of the enrollment form for a non-shareholder wishing to become a participant and should designate the amount of the initial purchase of common shares. At the same time, the new participant may designate all or a portion of the purchased shares to be enrolled in the dividend reinvestment program. The enrollment form should be returned to the plan administrator, with payment, on or before the applicable dates described in Question 11. The non-shareholder may also follow the enrollment procedures specified on the plan administrator’s website at www.shareholder.broadridge.com/GPT to join the plan. Online enrollment should be completed on or before the applicable dates described in Question 11.
Optional Cash Payments through Automatic Deductions. You may elect to have optional cash payments made through electronic fund transfers by completing an automatic cash investment application, which is available from the plan administrator at the address and telephone number provided in Question 7, or by logging on to https://shareholder.broadridge.com, and providing both your bank account number and your bank’s routing number. The automatic cash investment application must be accompanied by a voided bank check or deposit slip for the account from which you authorize the plan administrator to draw the funds. Once the application is received and processed (which normally takes approximately five business days) funds will automatically be deducted from the designated account on the 8th day of each month. In addition, record owners can also choose to invest monthly through automatic deductions. Automatic deductions are subject to the same monthly dollar maximum and minimum as other optional cash payments.
As an added security measure, the plan administrator may apply a five business-day hold period to the initial association of banking account information to investor accounts as well as changes made to established direct deposit or direct debit instructions. This hold period is a method of preventing unauthorized transactions.

11. When will my participation in the plan begin?
If you are a current shareholder and your enrollment form (see Question 12) is received by the plan administrator at least five business days before the record date established for a particular dividend, reinvestment will commence with that dividend. If your enrollment form is received less than five business days before the record date established for a particular dividend, reinvestment will begin on the dividend payment date following the next record date if you are, or your broker, bank or other nominee is, still a record owner. Additionally, if you have submitted your enrollment form and thus, are enrolled in the plan and you wish to make optional cash payments to purchase shares under the share purchase program, the plan administrator must receive full payment by three business days before the relevant investment date.
In the case of current non-shareholders making an initial investment, both the enrollment form and full payment of their designated initial investment must be received three business days before the relevant investment date.
Once you enroll in the plan, you will remain enrolled in the plan until you withdraw from the plan, we terminate your participation in the plan or we terminate the plan.
12. What does the enrollment form provide?
The enrollment form appoints the plan administrator as your agent and directs us to pay to the plan administrator, on the applicable record date, the cash dividends on your common shares that are enrolled in the dividend reinvestment program, including all whole and fractional common shares that are subsequently credited to your plan account, as they are added with each reinvestment or optional cash payment designated for reinvestment. Cash dividends with respect to shares enrolled in the dividend reinvestment program will be automatically reinvested by the plan administrator in common shares to the extent you have elected to participate. Cash dividends with respect to shares not enrolled in the dividend reinvestment program will be paid directly to you.
Additionally, the enrollment form directs the plan administrator to arrange for the purchase of common shares with your optional cash payments, if any, and whether to enroll all or none of such purchased shares in the dividend reinvestment program.
The enrollment form provides for the purchase of initial or additional common shares through the following investment options:

•
“Full Dividend Reinvestment” — If this option is elected, the plan administrator will apply all cash dividends on all common shares then or subsequently registered in your name, and all cash dividends on all plan shares (except as otherwise directed under “All Cash Payments” below), together with any optional cash payments, toward the purchase of additional plan shares.

•
“Partial Dividend Reinvestment” — If this option is elected, you may specify a portion of your shares on which you would like to receive cash dividend payments. Dividends on any remaining shares for which you have not specifically requested cash payment will be reinvested. The plan administrator will report cost basis information to both the participants in the plan and the IRS. Currently, the default method used by the plan administrator for cost basis reporting is FIFO (first in, first out).

•
“All Cash Payments” — You may participate in the plan by making only optional cash investments, which can be made monthly. If this option is elected, you will receive cash dividends, when and if declared by our Board of Trustees, on all of our stock registered in your name, as well as on any whole shares and fractional shares credited to your plan account.

Unless you designate all or none of your new plan shares for enrollment in the dividend reinvestment program, you will be enrolled as having selected the full dividend reinvestment option. In addition, if you return a properly executed enrollment form to the plan administrator without electing an investment option, you will be enrolled as having selected the full dividend reinvestment option.
You may select any one of the options desired, and the designated options will remain in effect until you specify otherwise by indicating a different option on a new enrollment form, by withdrawing some or all shares from the plan in favor of receiving cash dividends or in order to sell your common shares, or until the plan is terminated.

13. What does the plan administrator’s website provide?
Instead of submitting an enrollment form (see Question 12), you can participate in the plan by accessing the plan administrator’s website at www.shareholder.broadridge.com/GPT. You may do the following online:

•	enroll to participate in the plan;

•	make initial and additional purchases of common shares;

•	sell common shares; and

•	view your account history and balances.

PURCHASES AND PRICES OF SHARES
14. How does the share purchase program work?
All current record owners and interested new investors who have agreed to make an initial investment in common shares as a record holder and, in each case, who have timely submitted signed enrollment forms or online requests via www.shareholder.broadridge.com/GPT indicating their intention to participate in this program of the plan, are eligible to make optional cash payments during any month, whether or not a dividend is declared. Each month, the plan administrator will apply any optional cash payment received from a participant by the deadline described below to the purchase of additional common shares for the account of the participant on the following investment date and will enroll all such shares in the dividend reinvestment program unless the participant requests that such shares not be subject to the dividend reinvestment program.
Deadline for Submitting Optional Cash Payments. Optional cash payments will be invested every month on the related investment date, which will generally be the 15th of each month, or, if such date is not a business day, the first business day thereafter (See Question 18). In the case of current record owners, the deadline for submitting optional cash payments is three business days prior to the relevant investment date. In the case of current non-shareholders making an initial investment as a record owner, both the enrollment form and full payment of their designated initial investment must be received three business days before the relevant investment date. Each month, the plan administrator will apply an optional cash payment for which funds are timely received to the purchase of common shares for your account on the next investment date. In order for funds to be invested on the next investment date, the plan administrator must have received funds for a check, money order or ACH by the deadline for submitting optional cash payments. Checks and money orders are accepted subject to timely collection as funds and verification of compliance with the terms of the plan. Checks or money orders should be made payable to “Broadridge Corporate Issuer Solutions, Inc.— Gramercy Property Trust DRSPP.” Checks returned for any reason will not be resubmitted for collection.
No Interest on Optional Cash Payments. No interest will be paid by us or the plan administrator on optional cash payments pending investment. Since no interest is paid on cash held by the plan administrator, it normally will be in your best interest to defer optional cash payments until shortly before the deadline described above. Generally, optional cash payments received after the deadline will be held by the plan administrator and invested on the next investment date.
No Refunds of Optional Cash Payments. Optional cash payments which have been delivered to the plan administrator are considered final and there are no refunds.
Also, each optional cash payment, to the extent that it does not conform to the limitations described in Question 19 will be subject to return to you as soon as practicable.
If the plan administrator does not receive credit for a cash payment because of insufficient funds or incorrect draft information, the requested purchase will be deemed void, and the plan administrator will immediately remove from your account any shares already purchased upon the prior credit of such funds. The plan administrator may also place a hold on the Plan account until an “insufficient funds” fee of $30 is received from the participant, or may engage a broker dealer to sell such shares to satisfy any uncollected amounts. If the net proceeds from the sale of shares are insufficient to satisfy the balance of the uncollected amounts, the plan administrator may engage a broker dealer to sell additional shares from your account as necessary to satisfy the uncollected balance.
15. What will be the price of shares purchased under the plan?
Purchase Price and Discounts. The purchase price of common shares under the plan depends on how you purchase the shares and on whether we issue new shares to you or the plan obtains your shares by purchasing them in the open market.

With respect to reinvested dividends, the purchase price for common shares that the plan administrator arranges for purchase directly from us initially will be 99% of the “market price” of the common shares. With respect to optional cash payments, the purchase price for common shares that the plan administrator arranges for purchase directly from us initially will be 100% of the “market price” of the common shares. The calculation of “market price” is described below. The discount from the market price for common shares that the plan administrator arranges for purchase directly from us may be changed by us from time to time, provided that in no event will the discount exceed 5% of the fair market value of the common shares, as determined for federal income tax purposes, on the applicable investment date. If you are a participant in the plan, you will be provided with at least 30 days’ prior written notice of any change in this discount.
With respect to reinvested dividends and optional cash payments, the purchase price for common shares that the plan administrator arranges for purchase from parties other than us, either in the open market or in privately negotiated transactions, will be 100% of the “average price per share” actually paid by the broker engaged by the plan administrator, excluding any brokerage commissions. The calculation of “average price per share” is described below. If you are a participant in the plan during a time when we are offering a discount from the market price for common shares purchased directly from us, you will be provided with at least 30 days’ prior written notice of a purchase from parties other than us.
Optional cash investments of less than $100 and or in excess of the maximum monthly purchase limit of $10,000 (unless the maximum limit is waived by us) will be returned to you in total without interest.
Each of the discounts, if any, is subject to change from time to time (but will not vary from the range of 0% to 5%) and is also subject to discontinuance at our discretion at any time based on a number of factors, including current market conditions, the level of participation in the plan and our current and projected capital needs. We will provide participants with at least 30 days’ prior written notice of a change in the applicable discount.
Determination of “Market Price” and “Average Price Per Share.” For purposes of the calculation of the purchase price for shares purchased directly from us, “market price” is equal to the average of the daily high and low sales prices, computed to two decimal places, of the common shares on the New York Stock Exchange or other securities exchange where the common shares are traded, as reported in The Wall Street Journal, during the five days on which the New York Stock Exchange or such other securities exchange is open and for which trades in our common shares are reported immediately preceding the relevant investment date, or, if no trading occurs in our common shares on one or more of such days, for the five days immediately preceding the investment date for which trades are reported.
For purposes of the calculation of the purchase price for shares purchased from parties other than us, either on the open market or in privately negotiated transactions, “average price per share” is equal to the weighted average of the actual prices paid, for all of the common shares purchased with all participants’ reinvested dividends and optional cash payments for the related month.
Plan Administrator’s Control of Purchase Terms. When open market purchases are made by the broker engaged by the plan administrator, these purchases may be made on any securities exchange where common shares are traded, in the over-the-counter market or by negotiated transactions, and may be subject to the terms with respect to price, delivery and other matters to which the plan administrator or such broker agrees. We do not, and you will not, have any authorization or power to direct the time or price at which shares will be purchased or the selection of the broker or dealer through or from whom purchases are to be made by the plan administrator; however, if you are a participant in the plan during a time when we are offering a discount from the market price for common shares purchased directly from us, you will be provided with at least 30 days’ prior written notice of a purchase from parties other than us. Furthermore, when open market purchases are arranged by the plan administrator, the plan administrator shall attempt the purchase at the lowest possible price.
16. How will the number of shares purchased for my account be determined?
Your account will be credited with the number of shares, including fractions computed to six decimal places, equal to the total amount to be invested on your behalf, divided by the applicable discounted price per share, calculated pursuant to the methods described above, as applicable.
The total amount to be invested will depend on the amount of any dividends paid on the number of shares you own and have designated for reinvestment, and the amount of any optional cash payments you have made and available for investment on the related investment date. Subject to the availability of common shares registered for issuance under the plan, there is no total maximum number of shares available for issuance pursuant to the reinvestment of dividends.
17. What is the source of common shares purchased under the plan?
The plan administrator will arrange the purchase of common shares either directly from us or from parties other than us, either on the open market or through privately negotiated transactions, or by a combination of the foregoing. We will determine the source of the common shares to be purchased under the plan after a review of current market conditions and our current and projected capital needs. Neither we nor the plan administrator are required to provide any written notice to you as to the source of the common shares to be purchased under the plan.
18. What are investment dates and when will dividends or other money be invested?
Shares purchased under the plan will be purchased on the “investment date” in each month. The investment date with respect to the common shares acquired pursuant to dividend reinvestments will the quarterly dividend payment date declared by our Board of Trustees. The investment date for shares acquired pursuant to optional cash payments will be generally the 15th of each month, or, if such date is not a business day, the first business day thereafter.
For the reinvestment of dividends, the record date is the record date declared by our Board of Trustees for that dividend. Likewise, the dividend payment date declared by the Board of Trustees constitutes the investment date. In the past, record dates for dividends generally have preceded the dividend payment dates by approximately 15 days. We historically have paid dividends on or about the 15th day of each January, April, July and October. We cannot assure you that we will pay dividends according to this schedule in the future, and nothing contained in the plan obligates us to do so. Neither we nor the plan administrator will be liable when conditions, including compliance with the rules and regulations of the SEC, prevent the plan administrator from buying common shares or interfere with the timing of purchases. We pay dividends as and when declared by our Board of Trustees. We cannot assure you that we will declare or pay a dividend in the future, and nothing contained in the plan obligates us to do so. The plan does not represent a guarantee of future dividends.
Shares will be allocated and credited to your plan accounts on the appropriate investment date.
No interest will be paid on cash dividends pending investment or reinvestment under the terms of the plan.
19. What limitations apply to optional cash payments?
For any investment date that you choose to make an optional cash payment, you must invest at least $100 but not more than $10,000. For purposes of these limitations, all plan accounts under common control, management or representation by a broker, bank or other nominee will be aggregated. Optional cash payments of less than $100 and that portion of any optional cash payment which exceeds the maximum monthly purchase limit of $10,000 (unless the maximum limit is waived by us) will be returned to you without interest after the applicable period in which the price of the common shares is determined.
20. How do I make optional cash payments over the $10,000 maximum monthly amount?

Request for Waiver. Optional cash payments in excess of $10,000 per month may be made only pursuant to a request for waiver approved by us. If you wish to submit an optional cash payment in excess of $10,000 for any investment date, you must obtain our prior written approval, and a copy of such written approval must accompany any such optional cash payment. We will make this determination in our discretion after a review of such considerations as transaction costs, current market conditions, the level of participation in the plan, and current and projected capital needs. Common shares issued in connection optional cash payments in excess $10,000, if so waived, must be held in record form by the applicable shareholder.
A request for waiver must then be received by us by U.S. mail or email at investor@gptreit.com for that month at least five business days before the deadline for submitting optional cash payments. We will notify you if the request for waiver has been approved no later than four business days prior to the deadline for submitting optional cash payments. Please refer to Question 14 for further procedural details with respect to submitting timely payments.
Our Rights Regarding Approval of Waiver Requests. We have sole discretion whether to grant any approval for optional cash payments in excess of the allowable maximum amount. In deciding whether to approve your request for a waiver, we will consider a variety of relevant factors including, but not limited to:

•	transaction costs;

•	whether, at the time of the request, the plan administrator is acquiring newly issued shares directly from us or acquiring shares in the open market;

•	our need for additional funds;

•	the attractiveness of obtaining these additional funds through the sale of common shares as compared to other sources of funds;

•	the purchase price likely to apply;

•	the extent and nature of your prior participation in the plan;

•	the number of common shares you hold of record or beneficially; and

•	the aggregate amount of optional cash payments in excess of $10,000 for which requests for waiver have been submitted.
If requests for waiver are submitted for any investment date for an aggregate amount in excess of the amount we are then willing to accept, we may honor these requests in order of receipt, pro rata or by any other method that we determine to be appropriate. There is no pre-established maximum limit applicable to optional cash payments that may be made pursuant to approved requests for waiver.
21. Will I incur expenses in connection with my participation under the plan?
You will not pay brokerage commissions or service fees to purchase common shares through the plan. We will pay all other costs of administration of the plan. However, if you request that the plan administrator sell all or any portion of your shares, you will incur fees as described below and in Question 25.
Insufficient Funds: $30.00/instance
Replacement check fee: $3.00/check
Historical research fee: $25.00
Overnight Delivery: $25.00

Upon your withdrawal from the plan by the sale of common shares held under the plan, you will receive the proceeds of such sale less a $15 service fee per transaction to the plan administrator and a $0.10 per share brokerage commission, to be remitted to the executing broker or dealer, and any other applicable fees.

REPORTS TO PARTICIPANTS

22. How will I keep track of my investments?
You will receive a statement of your account following each purchase of additional shares, whether by reinvestment of dividends or by optional cash payments. This detailed statement will provide the following information with respect to your plan account:

•	the total number of common shares purchased, including fractional shares;

•	the price paid per share of common shares;

•	the date of share purchases; and

•	the total number of common shares in your plan account.
You should retain these statements to determine the tax cost basis of the shares purchased for your account under the plan. In addition, you will receive copies of other communications sent to our shareholders, including our annual report to shareholders, the notice of annual meeting and proxy statement in connection with our annual meeting of shareholders, and Internal Revenue Service information for reporting dividends paid.
You can also view your account history and balance online by accessing the plan administrator’s website at www.shareholder.broadridge.com/GPT.
DIVIDENDS ON FRACTIONS OF SHARES
23. Will I be credited with dividends on fractions of shares?
Yes. Any fractional share held in your plan account (see Question 16) that has been designated for participation in the dividend reinvestment program of the plan will receive a proportionate amount of any dividend declared on our common shares.
CERTIFICATES FOR SHARES
24. Will I receive certificates for shares purchased?
No certificates will be issued to you for shares in the plan. Our common shares are uncertificated so we do not issue certificates to any holder of common shares. Common shares purchased for you under the plan will be held in the name of the plan administrator or its nominee. The plan administrator will credit the shares to your plan account in “book-entry” form.
SALE OF SHARES
25. How do I sell shares held in my plan account?
You may contact the plan administrator to sell all or any part of the shares held in your plan account. After receipt of your request, the plan administrator will arrange to sell the shares through a designated broker or dealer. The plan administrator will mail to you a check for the proceeds of the sale, less applicable brokerage commissions, service charges and any taxes. The plan administrator will arrange to sell shares within ten business days of receipt of the sale request, at then current market prices through one or more brokerage firms. If you sell or transfer only a portion of the shares in your plan account, you will remain a participant in the plan and may continue to make optional cash investments and reinvest dividends. The plan administrator will continue to reinvest the dividends on the shares credited to your account unless you notify the plan administrator that you wish to withdraw from the plan.
The plan requires you to pay all costs associated with the sale of your shares under the plan. You will receive the proceeds of the sale, less brokerage commissions paid to the plan administrator, which the plan administrator remits to the applicable broker or dealer, and any other applicable fees.

If the plan administrator arranges for the sale of all shares held in your plan account, the plan administrator will automatically terminate your account. In this case, you will have to complete and file a new enrollment form to rejoin the plan.
Upon your withdrawal from the plan by the sale of common shares held under the plan, you will receive the proceeds of such sale less a $15 service fee per transaction to the plan administrator and a $0.10 per share brokerage commission, to be remitted to the executing broker or dealer, and any other applicable fees.
WITHDRAWALS AND TERMINATION
26. When may I withdraw from the plan?
You may withdraw from the plan with respect to all or a portion of the shares held in your plan account at any time. If the request to withdraw is received prior to a dividend record date set by our Board of Trustees for determining shareholders of record entitled to receive a dividend, the request will be processed on the first business day following receipt of the request by the plan administrator.
Any optional cash payments which have been sent to the plan administrator prior to a request for withdrawal will also be invested on the next investment date unless you expressly request return of that payment in the request for withdrawal, and the request for withdrawal is received by the plan administrator at least five business days prior to the business day before the start of the five trading day period in which the price of the common shares is determined.

27. How do I withdraw from the plan?

If you wish to withdraw from the plan with respect to all or a portion of the shares in your plan account, you must notify the plan administrator in writing at its mailing address specified in Question 7. Upon your withdrawal from the plan or our termination of the plan, the appropriate number of whole shares will be moved from your plan account to a “book-entry” account in your name at Broadridge Corporate Issuer Solutions, Inc. A cash payment will be made for any fraction of a share net any applicable fees.
Upon withdrawal from the plan, you may also request in writing that the plan administrator arrange to sell all or part of the shares credited to your plan account. (See Question 25.)
OTHER INFORMATION
28. What are some of the tax considerations related to my participation in the plan?
The following summarizes the material federal income tax consequences of participating in the plan. This summary is for general information only. It does not constitute tax advice and does not reflect every possible tax outcome or consequence that may result from participating in the plan. The federal income tax consequences of participation in the plan are not entirely clear, and the discussion below is based on various rulings of the IRS regarding several types of dividend reinvestment plans. No ruling, however, has been issued or requested regarding the plan. Additionally, this discussion is not binding upon, nor considered authority by, the IRS or any court, and no assurance can be provided that the tax treatment discussed below or claimed by any participant in the plan will not be successfully challenged by the IRS.

Except as otherwise provided, this summary does not address your tax consequences unless you are both a United States citizen (or a resident alien) and hold your shares as a capital asset, as defined in the Internal Revenue Code of 1986, as amended, (the “Code”). We advise you to consult your own tax advisors to determine the tax consequences particular to your situation, including any applicable federal, state, local or foreign income and other tax consequences that may result from participating in the plan or selling shares acquired under the plan. Any state tax consequences will vary from state to state, and any tax consequences to you if you reside outside the United States will vary from jurisdiction to jurisdiction.

In general, if you enroll in the plan, as of the date of this prospectus, you will have the same federal income tax obligations with respect to reinvested dividends or distributions as you would with dividends or distributions not reinvested under this plan. See the sections entitled “Material U.S. Federal Income Tax Considerations—Taxation of Taxable U.S. Shareholders” and “Material U.S. Federal Income Tax Considerations — Taxation of Non-U.S. Shareholders” below.

Reinvestment of Dividends Paid on Common Shares. The reinvestment of dividends does not relieve you of any income tax which may be payable on such dividends. Although the federal income tax treatment of distribution reinvestment plans is not entirely clear, it is expected that when your dividends are reinvested to acquire common shares (including any fractional share), you will be treated as having received a distribution in the amount of the per share fair market value of our common shares on the investment date, or fair market value, multiplied by the number of shares (including any fractional share) purchased plus any trading fees or service charges that we pay on your behalf, plus any cash distributions actually received with respect to any common shares not included in the plan.

You will be treated for federal income tax purposes as having received, on each investment date, a cash distribution equal to the full amount of the cash dividend payable on that date on the common shares held in your account and all other of our shares that you own. The Code requires this treatment even though you never actually receive the reinvested dividends in cash because your dividends are used instead to purchase common shares. You should be aware that, because common shares purchased with reinvested dividends may be purchased at a discount and because we may pay a portion of the purchase price, trading fees or service charges on your behalf, the taxable income received by you as a participant in the plan may be greater than the taxable income that would have resulted from the receipt of the dividend in cash. The tax basis of common shares purchased under the plan will be equal to the fair market value of the shares on the investment date plus your pro rata share of any brokerage costs paid by us. The holding period for shares (including a fractional share) acquired under the plan generally will begin on the day after the shares were acquired.

The plan administrator will report to you for tax purposes the dividends to be credited to your account as well as any discounts or trading fees or service charges incurred by us. Such information will also be furnished to the IRS, to the extent required by law.

Distributions to shareholders constitute dividends for federal income tax purposes up to the amount of our positive current and accumulated earnings and profits (as determined for federal income tax purposes) and, to that extent, will be taxable as ordinary income (except to the extent that we designate any portion of such dividend as either (i) a “capital gain” dividend or (ii) in the case of shareholders taxed at individual rates who satisfy certain holding period requirements, as “qualified dividend income” pursuant to applicable federal income tax rules). To the extent that we make a distribution in excess of our current and accumulated earnings and profits, such distribution will be treated first as a tax-free return of capital to the extent of a shareholder’s adjusted tax basis in our common shares and, to the extent in excess of the shareholder’s basis, will be taxable as a gain realized from the sale of the shareholder’s common shares. Distributions to corporate shareholders, including amounts taxable as dividends to corporate shareholders, will generally not be eligible for the corporate dividends-received deduction. See “Material U.S. Federal Income Tax Considerations — Taxation of U.S. Shareholders” and “Material U.S. Federal Income Tax Considerations — Taxation of Non-U.S. Shareholders.”

Optional Cash Investments. The treatment of share purchase programs is not entirely clear. The IRS has privately ruled that shareholders who participate in the cash purchases under a share purchase and dividend reinvestment plan of a REIT will not be treated as receiving a dividend equal to the discount unless such shareholders also participate in the reinvestment of dividends under such plan. Private letter rulings are not precedent and may not be relied upon by any taxpayer other than those to whom the ruling is addressed. Nevertheless, such rulings often reflect the current thinking of the IRS. Therefore, the tax treatment of a purchase of shares under the plan with an initial cash purchase by a prospective investor or a cash purchase by an existing shareholder may differ depending on whether you are participating in the dividend reinvestment program. If you are not participating in the dividend reinvestment program, you may not be treated for federal income tax purposes as having received a distribution from us upon the purchase of shares with a cash purchase. In that case, your tax basis in the shares purchased will equal the purchase price for such shares.

On the other hand, if you participate in the dividend reinvestment program, you may be treated for federal income tax purposes as having received a distribution from us upon the purchase of shares with a cash purchase in an amount equal to the excess, if any, of (i) the per share fair market value of the shares multiplied by the number of shares (including any fractional share) purchased, plus any trading fees or service charges that we pay on your behalf, over (ii) the purchase price of such shares, taking into account any discount. If you participate in the dividend reinvestment program, you will receive a tax basis in shares acquired with a cash purchase equal to the purchase price you paid for the shares plus the amount of dividend income you recognized as a result of any discounted purchase. The holding period for shares (including a fractional share) acquired under the plan generally will begin on the day after the shares were acquired.

Backup Withholding and Administrative Expenses. If you are a shareholder whose dividends or distributions are subject to withholding taxes, the plan administrator will reinvest an amount equal to the dividend or distribution less the amount of any tax required to be withheld. Such participants will be advised of the amounts withheld.

Certain costs of administering the plan will be paid by us. Consistent with the conclusion reached by the IRS in a private letter ruling issued to another real estate investment trust, we intend to take the position that these administrative costs do not constitute a distribution which is either taxable to you or which would reduce your basis in your common shares. However, because the private letter ruling was not issued to us, we have no legal right to rely on its conclusions. Thus, it is possible that the IRS might view your share of the costs as constituting a taxable distribution to you and/or a distribution which reduces the basis in your common shares. For this or other reasons, we may in the future take a different position with respect to these costs.

We may be required to deduct as “backup withholding” a percentage (28%) of all distributions paid to you, regardless of whether such distributions are reinvested pursuant to the plan, and may be required to deduct backup withholding from all proceeds from sales of common shares held in your account. You are subject to backup withholding if: (a) you have failed properly to furnish us with your correct tax identification number, or TIN; (b) the IRS or a broker notifies us that the TIN furnished by you is incorrect; (c) the IRS or a broker notifies us that backup withholding should be commenced because you failed to properly report dividends paid to you; or (d) when required to do so, you fail to certify, under penalties of perjury, that you are not subject to backup withholding. Backup withholding amounts will be withheld from distributions before such distributions are reinvested under the plan. Therefore, if you are subject to backup withholding, distributions to be reinvested under the plan will be reduced by the backup withholding amount.

If you are a foreign person, you need to provide the required federal income tax certifications to establish your status as a foreign shareholder so that the foregoing backup withholding does not apply to you. You also need to provide the required certifications if you wish to claim the benefit of exemptions from federal income tax withholding or reduced withholding rates under a treaty or convention entered into between the United States and your country of residence. If you are a foreign person whose distributions are subject to federal income tax withholding, the appropriate amount will be withheld and the balance in common shares will be credited to your account.

Disposition. A gain or loss may be recognized upon your disposition of common shares received from the plan. You may recognize a gain or loss upon receipt of a cash payment for a fractional common share credited to your account. The amount of any such gain or loss will be the difference between the amount received for the whole or fractional common shares and the tax basis of the common shares. Generally, any gain or loss recognized on the disposition of common shares acquired under the plan will be treated for federal income tax purposes as a capital gain or loss. See “Material U.S. Federal Income Tax Considerations — Taxation of U.S. Shareholders — Disposition of Shares” and “Material U.S. Federal Income Tax Considerations — Taxation of Non-U.S. Shareholders.”
Tax consequences will vary depending on your specific circumstances. You should discuss specific tax questions regarding your participation in the plan with your own tax advisor.
29. May shares in my account be pledged?
You may not pledge any of the common shares in your plan account. Any attempted pledge of these shares will be void. If you wish to pledge shares, you must first withdraw them from the plan.

30. If the Company issues rights to purchase securities to the holders of common shares, how will the rights on plan shares be handled?
In the event that we make available to the holders of our common shares rights to purchase additional common shares or any other securities, the plan administrator will sell the rights (if such rights are saleable and detachable from the common shares) accruing to common shares held by the plan administrator for you and invest the proceeds in additional common shares on the next dividend payment date for the common shares, through the broker or dealer selected by the plan administrator. In the event that the rights are not saleable or detachable, the plan administrator will hold the rights for your benefit. If you wish to receive directly any of these rights, you may do so by sending to the plan administrator, at least five business days before the rights offering record date, a written request for shares in your plan account be moved to a “book-entry” account in your name.
Transaction processing may either be curtailed or suspended until the completion of any share dividend, share split or corporate action.
31. What happens if the Company declares a dividend payable in shares or declares a share split?
Any dividend payable in shares and any additional shares distributed by us in connection with a share split in respect of shares credited to your plan account will be added to that account. Share dividends or split shares which are attributable to shares registered in your own name and not in your plan account will be mailed directly to you as in the case of shareholders not participating in the plan.

Transaction processing may either be curtailed or suspended until the completion of any share dividend, share split or corporate action.
32. How will shares held by the plan administrator be voted at meetings of shareholders?
If you are a record owner, you will receive a proxy card covering both directly held shares and shares held in the plan. If you hold your shares through a broker, bank or other nominee, you should receive a proxy covering shares held in the plan from your broker, bank or other nominee.
If a proxy is returned properly signed and marked for voting, all of the shares covered by the proxy will be voted as marked. If a proxy is returned properly signed but no voting instructions are given, all of your shares will be voted in accordance with recommendations of our Board of Trustees, unless applicable laws require otherwise. If the proxy is not returned, or if it is returned unexecuted or improperly executed, shares registered in your name may be voted only by you and only in person.
33. What are the Company’s responsibilities and those of the plan administrator under the plan?
Neither we, our agents nor the plan administrator, will be liable, in administering the plan, for any act done in good faith or required by applicable law or for any good faith omission to act, including, without limitation, any claim of liability (i) arising out of failure to terminate your account upon your death or judgment of incompetence prior to the plan administrator’s receipt of notice in writing of such death or judgment of incompetence, (ii) with respect to the price at which shares are purchased or sold and/or the times when such purchases are made or (iii) relating to any fluctuation in the market value of the common shares.
Neither we, our agents nor the plan administrator, will have any duties, responsibilities or liabilities other than those expressly set forth in the plan or as imposed by applicable laws, including federal securities laws. Since the plan administrator has assumed all responsibility for administering the plan, we specifically disclaim any responsibility for any of the plan administrator’s actions or inactions in connection with the administration of the plan. None of our trustees, officers, employees or shareholders will have any personal liability under the plan.
We, our agents and the plan administrator, will be entitled to rely on completed forms and the proof of due authority to participate in the plan, without further responsibility of investigation or inquiry.
34. What will be my responsibilities under the plan?

Your plan shares may revert to the state in which you live in the event that the shares are deemed, under your state’s laws, to have been abandoned by you. For this reason, you should promptly notify the plan administrator in writing of any change of address. The plan administrator will address account statements and other communications to you at the last address of record you provide to the plan administrator.
You will have no right to draw checks or drafts against your plan account or to instruct the plan administrator with respect to any common shares or cash held by the plan administrator, except as expressly provided herein.
35. May the plan be changed or discontinued?
We may suspend, terminate, or amend the plan at any time. Notice of any suspension or termination, or of any amendment that alters the plan terms and conditions, will be sent to you as soon as practicable after we take such an action. We may also substitute another agent in place of the current plan administrator at any time; you will be promptly informed of any such substitution. We will determine any questions of interpretation arising under the plan and any such determination will be final.

36. Are there any risks associated with the plan?
Your investment in shares held in your plan account is no different from your investment in shares held directly. Neither we nor the plan administrator can assure you a profit or protect you against a loss on the shares that you purchase. You bear the risk of any loss and enjoy the benefits of any gain from market price changes with respect to such shares.
37. How will the Company interpret and regulate the plan?
We will interpret, regulate and take any other action in connection with the plan that we deem reasonably necessary to carry out the plan. We may adopt rules and regulations to facilitate the administration of the plan. As a participant in the plan, you will be bound by any actions taken by us or the plan administrator.
38. What law governs the plan?
The terms and conditions of the plan and its operation will be governed by the laws of the State of Maryland.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

This section summarizes the material U.S. federal income tax considerations that you, as a shareholder, may consider relevant to the acquisition, ownership, and disposition of our common shares acquired under the plan. Morgan, Lewis & Bockius LLP has reviewed this summary and is of the opinion that this discussion is accurate in all material respects. Because this section is a summary, it does not address all aspects of taxation that may be relevant to particular shareholders in light of their personal investment or tax circumstances, or to certain types of shareholders that are subject to special treatment under the U.S. federal income tax laws, such as:

•	insurance companies;

•	tax-exempt organizations (except, with respect to common shares, to the limited extent discussed in “— Taxation of U.S. Shareholders — Taxation of Tax-Exempt Shareholders” below);

•	financial institutions or broker-dealers;

•	non-U.S. individuals and foreign corporations (except to the limited extent discussed in “— Taxation of Non-U.S. Shareholders” below);

•	U.S. expatriates;

•	persons who mark-to-market our common shares;

•	subchapter S corporations;

•	U.S. Shareholders (as defined below) whose functional currency is not the U.S. dollar;

•	regulated investment companies and REITs;

•	trusts and estates;

•	holders who receive our common shares through the exercise of employee stock options or otherwise as compensation;

•	persons holding our common shares as part of a “straddle,” “hedge,” “conversion transaction,” “synthetic security” or other integrated investment;

•	persons subject to the alternative minimum tax provisions of the Code; and

•	persons holding our common shares through a partnership or similar pass-through entity.

This summary of certain material U.S. federal income tax consequences assumes that shareholders hold our securities as capital assets for U.S. federal income tax purposes, which generally means property held for investment.

The statements in this section are not intended to be, and should not be construed as, tax advice. The statements in this section are based on the Code, current, temporary and proposed Treasury regulations, the legislative history of the Code, current administrative interpretations and practices of the IRS, and court decisions. The reference to IRS interpretations and practices includes the IRS practices and policies endorsed in private letter rulings, which are not binding on the IRS except with respect to the taxpayer that receives the ruling. In each case, these sources are relied upon as they exist on the date of this discussion. Future legislation, Treasury regulations, administrative interpretations and court decisions could change the current law or adversely affect existing interpretations of current law on which the information in this section is based. Any such change could apply retroactively. We have not received any rulings from the IRS concerning our qualification as a REIT. Accordingly, even if there is no change in the applicable law, no assurance can be provided that the statements made in the following discussion, which do not bind the IRS or the courts, will not be challenged by the IRS or will be sustained by a court if so challenged.

WE URGE YOU TO CONSULT YOUR TAX ADVISOR REGARDING THE SPECIFIC TAX CONSEQUENCES TO YOU OF THE PURCHASE, OWNERSHIP AND SALE OF OUR COMMON SHARES, AND OF OUR ELECTION TO BE TAXED AS A REIT. SPECIFICALLY, YOU ARE URGED TO CONSULT YOUR TAX ADVISOR REGARDING THE FEDERAL, STATE, LOCAL, FOREIGN, AND OTHER TAX CONSEQUENCES OF SUCH PURCHASE, OWNERSHIP, SALE AND ELECTION, AND REGARDING POTENTIAL CHANGES IN APPLICABLE TAX LAWS.
Taxation of the Company

The Company was formed in March 2004 as a Maryland real estate investment trust. We have elected to be taxed as a REIT for U.S. federal income tax purposes commencing with our taxable year ended December 31, 2004. We believe that, commencing with such taxable year, we have been organized and have operated in such a manner as to qualify as a REIT under the U.S. federal income tax laws, and we intend to continue to operate in such a manner, but no assurances can be given that we have operated or will operate in a manner so as to qualify or remain qualified as a REIT. This section discusses the laws governing the U.S. federal income tax treatment of a REIT and its shareholders. These laws are highly technical and complex.

On December 17, 2015, we completed the Merger with Gramercy Property Trust Inc., a Maryland corporation, that resulted in the combined company named Gramercy Property Trust. The Company operates in an umbrella partnership REIT structure in which our Operating Partnership, GPT Operating Partnership LP, indirectly owns substantially all of the properties acquired on our behalf. The Company directly owns all of the general partnership interests of the Operating Partnership. Gramercy Property Trust Inc. was formed in April 2004 as a Maryland corporation and also elected to be taxable as a REIT for U.S. federal income tax purposes commencing with its taxable year ended December 31, 2004.

Prior to its dissolution during the Merger, Gramercy Property Trust Inc. owned substantially all of its assets through its operating partnership, which held a substantial amount of its assets in two majority-owned subsidiaries that are referred to as the private REITs. The private REITs are also organized to qualify as REITs for U.S. federal income tax purposes.  Subsequent to the Merger, the Company also now owns the interests that were formerly held by Gramercy Property Trust Inc., including the private REITs.

Accordingly, our continued qualification and taxation as a REIT depends on, in addition to the Company’s ability to meet, on a continuing basis, through actual results of operations, distribution levels and diversity of share ownership, various qualification requirements imposed upon REITs by the Code, the private REITs’ operating results, organizational structure and their ability to meet, on a continuing basis through actual annual results of operations, the various qualification requirements imposed upon REITs by the Code (including satisfying both the 95% and 75% gross income tests on an annual basis and the REIT asset tests at the close of each calendar quarter, as described below). For the remainder of this discussion of the taxation of our Company, unless otherwise noted, references to the Company also include the two private REITs.

The law firm of Morgan, Lewis & Bockius LLP has acted as our counsel in connection with the filing of this prospectus.  In the opinion of Morgan, Lewis & Bockius LLP, commencing with our taxable year ended December 31, 2004, through our taxable year ended December 31, 2015, we have been organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Code, and our current and proposed method of operation will enable us to continue to meet the requirements for qualification and taxation as a REIT under the Code for our taxable year ended December 31, 2016. It must be emphasized that the opinion of Morgan, Lewis & Bockius LLP will be based on various assumptions relating to our organization and operation, including that all factual representations and statements set forth in all relevant documents, records and instruments are true and correct, all actions described herein are completed in a timely fashion and that we will at all times operate in accordance with the method of operation described in our organizational documents and registration statement. Additionally, the opinion of Morgan, Lewis & Bockius LLP is conditioned upon factual representations and covenants made by our management regarding our organization, assets, and present and future conduct of our business operations and other items regarding our ability to meet the various requirements for qualification as a

REIT, and assumes that such representations and covenants are accurate and complete and that we will take no action that could adversely affect our qualification as a REIT. Although we believe we have been organized and operated so that we have qualified as a REIT commencing with our taxable year ended December 31, 2004, given the highly complex nature of the rules governing REITs, the ongoing importance of factual determinations, and the possibility of future changes in our circumstances or applicable law, no assurance can be given by Morgan, Lewis & Bockius LLP or us that we will continue to qualify for any particular year. Morgan, Lewis & Bockius LLP will have no obligation to advise us or the holders of our securities of any subsequent change in the matters stated, represented or assumed, or of any subsequent change in the applicable law. You should be aware that opinions of counsel are not binding on the IRS or any court, and no assurance can be given that the IRS will not challenge the conclusions set forth in such opinions. Morgan, Lewis & Bockius LLP’s opinion does not foreclose the possibility that the Company or the private REITs may have to utilize one or more REIT savings provisions discussed below, which could require us or the private REITs to pay an excise or penalty tax (which could be significant in amount) in order to maintain our REIT qualification.

In connection with issuing its opinion, Morgan Lewis & Bockius LLP will rely in part on the opinion of our prior counsel Clifford Chance US LLP that was issued in connection with the Merger, that since December 31, 2011, and through the Merger that the Company has been organized and operated in conformity with the requirements for qualification as a REIT.  In addition, because the Company will indirectly own the private REITs of Gramercy Property Trust Inc. which have survived the Merger, Morgan, Lewis & Bockius LLP will also assume the accuracy of certain conclusions of Maryland counsel with respect to issues of Maryland law and various other opinions issued by other law firms, which previously served as counsel to the private REITs to conclude that, if the IRS successfully challenged those opinions, our private REITs would maintain their status as REITs because they would have reasonable cause for any related REIT qualification failures.

Taxation of REITs in General

If we qualify as a REIT, we generally will not be subject to U.S. federal corporate income tax on the taxable income that we timely distribute to our shareholders. The benefit of that tax treatment is that it avoids the “double taxation,” or taxation at both the corporate and shareholder levels, that generally results from owning shares in a corporation. However, the Company will be subject to federal tax in the following circumstances:

•
The Company will pay U.S. federal income tax on any taxable income, including undistributed net capital gain that it does not distribute to shareholders during, or within a specified time period after, the calendar year in which the income is earned.

•	The Company may be subject to the “alternative minimum tax” on any items of tax preference including any deductions of net operating losses.

•	The Company will pay income tax at the highest corporate rate on:

º	net income from the sale or other disposition of property acquired through foreclosure (“foreclosure property”) that it holds primarily for sale to customers in the ordinary course of business, and

º	other non-qualifying income from foreclosure property.

•
The Company will pay a 100% tax on net income from sales or other dispositions of property, other than foreclosure property, that it holds primarily for sale to customers in the ordinary course of business.

•
If the Company fails to satisfy one or both of the 75% gross income test or the 95% gross income test, as described below under “— Gross Income Tests,” and nonetheless continues to qualify as a REIT because it meets other requirements, the Company will pay a 100% tax on:

º	the gross income attributable to the greater of the amount by which the Company fails the 75% gross income test or the 95% gross income test, in either case, multiplied by

º	a fraction intended to reflect the Company’s profitability.

•
If the Company fails to distribute during a calendar year at least the sum of (1) 85% of its REIT ordinary income for the year, (2) 95% of its REIT capital gain net income for the year, and (3) any undistributed taxable income required to be distributed from earlier periods, the Company will pay a 4% nondeductible excise tax on the excess of the required distribution over the sum of (a) the amount the Company actually distributed and (b) the amounts the Company retained and upon which it paid income tax at the corporate level.

•
The Company may elect to retain and pay income tax on its net long-term capital gain. In that case, a shareholder would be taxed on its proportionate share of the Company’s undistributed long-term capital gain (to the extent that the Company made a timely designation of such gain to the shareholders) and would receive a credit or refund for its proportionate share of the tax the Company paid.

•	The Company will be subject to a 100% excise tax on transactions with any TRSs that are not conducted on an arm’s-length basis.

•
If the Company fails to satisfy any of the asset tests, other than a de minimis failure of the 5% asset test, the 10% vote test or 10% value test, as described below under “— Asset Tests,” as long as the failure was due to reasonable cause and not to willful neglect, the Company files a description of each asset that caused such failure with the IRS, and the Company disposes of the assets causing the failure or otherwise complies with the asset tests within six months after the last day of the quarter in which it identifies such failure, the Company will pay a tax equal to the greater of $50,000 or the highest U.S. federal income tax rate then applicable to U.S. corporations (currently 35%) on the net income from the non-qualifying assets during the period in which it failed to satisfy the asset tests.

•
If the Company fails to satisfy one or more requirements for REIT qualification, other than the gross income tests and the asset tests, and such failure is due to reasonable cause and not to willful neglect, it will be required to pay a penalty of $50,000 for each such failure.

•
If the Company acquires any asset from a C corporation, or a corporation that generally is subject to full corporate-level tax, in a merger or other transaction in which the Company acquires a basis in the asset that is determined by reference either to the C corporation’s basis in the asset or to another asset, the Company will pay tax at the highest regular corporate rate applicable if it recognizes gain on the sale or disposition of the asset generally during the 10-year period after it acquires the asset provided no election is made for the transaction to be taxable on a current basis. The amount of gain on which the Company will pay tax is the lesser of:

º	the amount of gain that the Company recognizes at the time of the sale or disposition, and

º	the amount of gain that the Company would have recognized if it had sold the asset at the time it acquired it.

•
The Company may be required to pay monetary penalties to the IRS in certain circumstances, including if it fails to meet record-keeping requirements intended to monitor its compliance with rules relating to the composition of a REIT’s shareholders, as described below in “— Recordkeeping Requirements.”

•	The earnings of the Company’s lower-tier entities that are subchapter C corporations, including its TRSs, will be subject to federal corporate income tax.

In addition, notwithstanding the Company’s qualification as a REIT, the Company may also have to pay certain state and local income taxes because not all states and localities treat REITs in the same manner that they are treated for U.S. federal income tax purposes. Moreover, as further described below, any TRSs are subject to federal, state and local corporate income tax on their taxable income.

Requirements for Qualification

A REIT is a corporation, trust, or association that meets each of the following requirements:

1.	It is managed by one or more trustees or directors.

2.	Its beneficial ownership is evidenced by transferable shares, or by transferable certificates of beneficial interest.

3.	It would be taxable as a domestic corporation, but for the REIT provisions of the U.S. federal income tax laws.

4.	It is neither a financial institution nor an insurance company subject to special provisions of the U.S. federal income tax laws.

5.	At least 100 persons are beneficial owners of its shares or ownership certificates.

6.
Not more than 50% in value of its outstanding shares or ownership certificates is owned, directly or indirectly, by five or fewer individuals, which the Code defines to include certain entities, during the last half of any taxable year.

7.
It elects to be a REIT, or has made such election for a previous taxable year, and satisfies all relevant filing and other administrative requirements established by the IRS that must be met to elect and maintain REIT status.

8.	It meets certain other qualification tests, described below, regarding the nature of its income and assets and the amount of its distributions to shareholders.

9.	It uses a calendar year for U.S. federal income tax purposes and complies with the recordkeeping requirements of the U.S. federal income tax laws.

We must meet requirements 1 through 4, 8 and 9 during our entire taxable year and must meet requirement 5 during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months. If we comply with all the requirements for ascertaining the ownership of our outstanding shares in a taxable year and have no reason to know that we violated requirement 6, we will be deemed to have satisfied requirement 6 for that taxable year. For purposes of determining share ownership under requirement 6, an “individual” generally includes a supplemental unemployment compensation benefits plan, a private foundation, or a portion of a trust permanently set aside or used exclusively for charitable purposes. An “individual,” however, generally does not include a trust that is a qualified employee pension or profit sharing trust under the U.S. federal income tax laws, and beneficiaries of such a trust will be treated as holding the Company’s shares in proportion to their actuarial interests in the trust for purposes of requirement 6.

The Company’s declaration of trust provides restrictions regarding the transfer and ownership of its shares of capital stock. See “Terms and Conditions of the Plan — Participation — Question 9 — REIT Qualification Restrictions.” The Company believes that it has issued sufficient shares with sufficient diversity of ownership to allow it to satisfy requirements 5 and 6 above. The restrictions in the Company’s declaration of trust are intended (among other things) to assist the Company in continuing to satisfy requirements 5 and 6 above. These restrictions, however, may not ensure that the Company will, in all cases, be able to satisfy such share ownership requirements. If the Company fails to satisfy these share ownership requirements, the Company’s qualification as a REIT may terminate.

Effect of Subsidiary Entities

Qualified REIT Subsidiaries.  A corporation that is a “qualified REIT subsidiary” is not treated as a corporation separate from its parent REIT. All assets, liabilities, and items of income, deduction, and credit of a “qualified REIT subsidiary” are treated as assets, liabilities, and items of income, deduction, and credit of the REIT. A “qualified REIT subsidiary” is a corporation, other than a TRS, all of the stock of which is owned by the REIT. Thus, in applying the requirements described herein, any “qualified REIT subsidiary” that the Company owns will be ignored, and all assets, liabilities, and items of income, deduction, and credit of such subsidiary will be treated as the Company’s assets, liabilities, and items of income, deduction, and credit.
Other Disregarded Entities and Partnerships.  An unincorporated domestic entity, such as a limited liability company that has a single owner, generally is not treated as an entity separate from its owner for U.S. federal income tax purposes. An unincorporated domestic entity with two or more owners is generally treated as a partnership for U.S. federal income tax purposes. In the case of a REIT that is a partner in a partnership that has other partners, the REIT is treated as owning its proportionate share of the assets of the partnership and as earning its allocable share of the gross income of the partnership for purposes of the applicable REIT qualification tests. The Company’s proportionate share for purposes of the 10% value test (see “— Asset Tests”) is based on its proportionate interest in the equity interests and certain debt securities issued by the partnership. For all of the other asset and income tests, the Company’s proportionate share is based on its proportionate interest in the capital interests in the partnership. The Company’s proportionate share of the assets, liabilities, and items of income of any partnership, joint venture, or limited liability company that is treated as a partnership for U.S. federal income tax purposes in which the Company acquires an equity interest, directly or indirectly, is treated as the Company’s assets and gross income for purposes of applying the various REIT qualification requirements.
The Company has control of the Operating Partnership and the Company intends to operate any subsidiary partnerships in a manner consistent with the requirements for its qualification as a REIT. The Company may from time to time be a limited partner or non-managing member in some of its partnerships and limited liability companies. If a partnership or limited liability company in which the Company owns an interest takes or expects to take actions that could jeopardize the Company’s status as a REIT or require it to pay tax, the Company may be forced to dispose of its interest in such entity. In addition, it is possible that a partnership or limited liability company could take an action which could cause the Company to fail a gross income or asset test, and that the Company would not become aware of such action in time to dispose of its interest in the partnership or limited liability company or take other corrective action on a timely basis. In that case, the Company could fail to qualify as a REIT unless it was entitled to relief, as described below.

Taxable REIT Subsidiaries.  A REIT may own up to 100% of the shares of one or more TRSs. A TRS is a fully taxable corporation that may earn income that would not be qualifying income if earned directly by the parent REIT. The subsidiary and the REIT must jointly elect to treat the subsidiary as a TRS. A corporation of which a TRS directly or indirectly owns more than 35% of the voting power or value of the securities will automatically be treated as a TRS. The Company is not treated as holding the assets of a TRS or as receiving any income that the TRS earns. Rather, the stock issued by a TRS to the Company is an asset in the Company’s hands, and the Company treats the distributions paid to it from such TRS, if any, as income. This treatment may affect the Company’s compliance with the gross income and asset tests. Because the Company does not include the assets and income of TRSs in determining its compliance with the REIT requirements, the Company may use such entities to indirectly undertake activities, such as earning fee income that the REIT rules might otherwise preclude it from doing directly or through pass-through subsidiaries. Overall, no more than 25% (or 20% with respect to taxable years beginning before July 30, 2008 and after December 31, 2017) of the value of a REIT’s assets may consist of stock or securities of one or more TRSs.

A TRS pays income tax at regular corporate rates on any income that it earns. In addition, the “earnings stripping” rules of Section 163(j) of the Code may limit the deductibility of interest paid or accrued by a TRS to its parent REIT to assure that the TRS is subject to an appropriate level of corporate taxation. Further, the TRS rules impose a 100% excise tax on REITs for transactions between a TRS and its parent REIT or the REIT’s tenants that are not conducted on an arm’s-length basis.

A TRS may not directly or indirectly operate or manage any health care facilities assets or lodging facilities or provide rights to any brand name under which any health care facility or lodging facility is operated. A TRS is not considered to operate or manage a “qualified health care property” or “qualified lodging facility” solely because the TRS directly or indirectly possesses a license, permit, or similar instrument enabling it to do so.

Rent that the Company receives from a TRS will qualify as “rents from real property” as long as (1) at least 90% of the leased space in the property is leased to persons other than TRSs and related-party tenants, and (2) the amount paid by the TRS to rent space at the property is substantially comparable to rents paid by other tenants of the property for comparable space, as described in further detail below under “— Gross Income Tests — Rents from Real Property.” If the Company leases space to a TRS in the future, it will seek to comply with these requirements.

The Company has elected to treat certain subsidiary corporations as TRSs. As explained below in “— Gross Income Tests — Fee Income,” fee income earned by a REIT is generally not qualifying income for purposes of the 75% and 95% gross income tests. A TRS may also provide services with respect to the Company’s properties to the extent the Company determines that having a TRS provide those services will assist the Company in complying with the gross income tests applicable to REITs. See “— Gross Income Tests — Rents From Real Property.” In addition, if the Company decides to acquire properties opportunistically in anticipation of immediate resale, the Company will need to conduct that activity through a TRS to avoid the 100% prohibited transactions tax. See “— Gross Income Tests — Prohibited Transactions.” The Company may form one or more additional TRSs in the future.
Taxable Mortgage Pools.  An entity, or a portion of an entity, may be classified as a taxable mortgage pool (“TMP”) under the Code if:

•	substantially all of its assets consist of debt obligations or interests in debt obligations;

•	more than 50% of those debt obligations are real estate mortgage loans or interests in real estate mortgage loans as of specified testing dates;

•	the entity has issued debt obligations that have two or more maturities; and

•	the payments required to be made by the entity on its debt obligations “bear a relationship” to the payments to be received by the entity on the debt obligations that it holds as assets.

Under Treasury regulations, if less than 80% of the assets of an entity (or a portion of an entity) consists of debt obligations, these debt obligations are considered not to comprise “substantially all” of its assets, and therefore the entity would not be treated as a TMP.

To the extent we make or have made significant investments in mortgage loans or mortgage-backed securities (“MBS”), we may convey one or more pools of real estate mortgage loans to a trust or other special purpose entity, which issues several classes of mortgage-backed bonds having different maturities, and the cash flow on the real estate mortgage loans will be the sole source of payment of principal and interest on the several classes of mortgage-backed bonds. We would not likely make a REMIC election with respect to such securitization transactions, and, as a result, each such transaction would be a TMP.

A TMP generally is treated as a corporation for U.S. federal income tax purposes. However, special rules apply to a REIT, a portion of a REIT, or a qualified REIT subsidiary that is a TMP. If a REIT owns directly, or indirectly through one or more qualified REIT subsidiaries or other entities that are disregarded as a separate entity for U.S. federal income tax purposes, 100% of the equity interest in the TMP, the TMP will be a qualified REIT subsidiary and, therefore, ignored as an entity separate from the parent REIT for U.S. federal income tax purposes and would not generally affect the tax qualification of the REIT. Rather, the consequences of the TMP classification would generally, except as described below, be limited to the REIT’s shareholders. See “— Excess Inclusion Income.”

If we own less than 100% of the ownership interests in a subsidiary that is a TMP, the foregoing rules would not apply. Rather, the subsidiary would be treated as a corporation for U.S. federal income tax purposes, and would potentially be subject to U.S. federal corporate income tax. In addition, this characterization would alter our REIT income and asset test calculations and could adversely affect our compliance with those requirements. We do not expect that we would form any subsidiary in which we own some, but less than all, of the ownership interests that would become a TMP, and we intend to monitor the structure of any TMPs in which we have an interest to ensure that they will not adversely affect our qualification as a REIT.

In general, we currently own and expect to own 100% of the equity in entities that are TMPs. Such entities are and will be held through our private REITs so that they are qualified REIT subsidiaries of our private REITs and their assets and liabilities are treated as assets and liabilities of our private REITs. Consequently, the net income from such assets and liabilities would not be subject to corporate-level tax, even if they were to be treated as a TMP, although the excess inclusion rules described below apply. Although no assurance can be provided, we have concluded that our existing financings are not expected to generate excess inclusion income in 2016 or any future year.

Gross Income Tests

The Company must satisfy two gross income tests annually to maintain its qualification as a REIT. First, at least 75% of the Company’s gross income for each taxable year must consist of defined types of income that it derives, directly or indirectly, from investments relating to real property or mortgages on real property or qualified temporary investment income. Qualifying income for purposes of that 75% gross income test generally includes:

•	rents from real property;

•	interest on debt secured by mortgages on real property, or on interests in real property;

•	dividends or other distributions on, and gain from the sale of, shares in other REITs;

•	gain from the sale of real estate assets;

•	income and gain derived from foreclosure property; and

•
income derived from the temporary investment of new capital that is attributable to the issuance of the Company’s shares or a public offering of the Company’s debt with a maturity date of at least five years and that the Company receives during the one-year period beginning on the date on which it received such new capital.

Although a debt instrument issued by a “publicly offered REIT” (i.e., a REIT that is required to file annual and periodic reports with the SEC under the Exchange Act) is treated as a “real estate asset” for the asset tests for taxable years beginning after December 31, 2015, the interest income and gain from the sale of such debt instruments is not treated as qualifying income for the 75% gross income test unless the debt instrument is secured by real property or an interest in real property.

Second, in general, at least 95% of the Company’s gross income for each taxable year must consist of income that is qualifying income for purposes of the 75% gross income test, other types of interest and dividends, gain from the sale or disposition of shares or securities, or any combination of these. Cancellation of indebtedness income and gross income from our sale of property that the Company holds primarily for sale to customers in the ordinary course of business is excluded from both the numerator and the denominator in both gross income tests. In addition, income and gain from “hedging transactions” that the Company enters into to hedge indebtedness incurred or to be incurred to acquire or carry real estate assets and that are clearly and timely identified as such will be excluded from both the numerator and the denominator for purposes of the 75% and 95% gross income tests. In addition, certain foreign currency gains will be excluded from gross income for purposes of one or both of the gross income tests. See “— Foreign Currency Gain.” The following paragraphs discuss the specific application of the gross income tests to the Company.

Rents from Real Property.  Rent that the Company receives from its real property will qualify as “rents from real property,” which is qualifying income for purposes of the 75% and 95% gross income tests, only if the following conditions are met:

•	First, the rent must not be based, in whole or in part, on the income or profits of any person, but may be based on a fixed percentage or percentages of receipts or sales.

•
Second, neither the Company nor a direct or indirect owner of 10% or more of the Company’s shares may own, actually or constructively, 10% or more of a tenant from whom the Company receives rent, other than a TRS.

•
Third, if the rent attributable to personal property leased in connection with a lease of real property is 15% or less of the total rent received under the lease, then the rent attributable to personal property will qualify as rents from real property. However, if the 15% threshold is exceeded, the rent attributable to personal property will not qualify as rents from real property.

•
Fourth, the Company generally must not operate or manage its real property or furnish or render services to its tenants, other than through an “independent contractor” who is adequately compensated and from whom the Company does not derive revenue. However, the Company need not provide services through an “independent contractor,” but instead may provide services directly to its tenants, if the services are “usually or customarily rendered” in connection with the rental of space for occupancy only and are not considered to be provided for the tenants’ convenience. In addition, the Company may provide a minimal amount of “noncustomary” services to the tenants of a property, other than through an independent contractor, as long as its income from the services (valued at not less than 150% of the Company’s direct cost of performing such services) does not exceed 1% of The Company’s income from the related property. Furthermore, the Company may own up to 100% of the stock of a TRS which may provide customary and noncustomary services to its tenants without tainting its rental income for the related properties.

If a portion of the rent that the Company receives from a property does not qualify as “rents from real property” because the rent attributable to personal property exceeds 15% of the total rent for a taxable year, the portion of the rent that is attributable to personal property will not be qualifying income for purposes of either the 75% or 95% gross income test. Thus, if such rent attributable to personal property, plus any other income that is non-qualifying income for purposes of the 95% gross income test, during a taxable year exceeds 5% of the Company’s gross income during the year, the Company would lose its REIT qualification. If, however, the rent from a particular property does not qualify as “rents from real property” because either (1) the rent is considered based on the income or profits of the related tenant, (2) the tenant either is a related party tenant or fails to qualify for the exceptions to the related party tenant rule for qualifying TRSs or (3) the Company furnishes noncustomary services to the tenants of the property, or manages or operates the property, other than through a qualifying independent contractor or a TRS, none of the rent from that property would qualify as “rents from real property.”
Interest.  The term “interest” generally does not include any amount received or accrued, directly or indirectly, if the determination of such amount depends in whole or in part on the income or profits of any person. However, interest generally includes the following:

•	an amount that is based on a fixed percentage or percentages of receipts or sales; and

•
an amount that is based on the income or profits of a debtor, as long as the debtor derives substantially all of its income from the real property securing the debt from leasing substantially all of its interest in the property, and only to the extent that the amounts received by the debtor would be qualifying “rents from real property” if received directly by a REIT.

If a loan contains a provision that entitles a REIT to a percentage of the borrower’s gain upon the sale of the real property securing the loan or a percentage of the appreciation in the property’s value as of a specific date, income attributable to that loan provision will be treated as gain from the sale of the property securing the loan, which generally is qualifying income for purposes of both gross income tests.

Interest income constitutes qualifying mortgage interest for purposes of the 75% gross income test to the extent that the obligation is secured by a mortgage on real property. If we receive interest income with respect to a mortgage loan that is secured by both real property and other property, and the highest principal amount of the loan outstanding during a taxable year exceeds the fair market value of the real property on the date that we acquired or originated the mortgage loan, the interest income will be apportioned between the real property and the other property, and our income from the arrangement will qualify for purposes of the 75% gross income test only to the extent that the interest is allocable to the real property. In addition, for taxable years beginning after December 31, 2015, in the case of a loan that is secured by both real property and personal property, if the fair market value of such personal property does not exceed 15% of the total fair market value of all such property securing the loan, then the personal property securing the loan will be treated as real property for purposes of determining whether the interest on such loan is qualifying income for purposes of the 75% gross income test. Even if a loan is not secured by real property or is under secured, the income that it generates may nonetheless qualify for purposes of the 95% gross income test.

To the extent that the terms of a loan provide for contingent interest that is based on the cash proceeds realized upon the sale of the property securing the loan, or a shared appreciation provision, income attributable to the participation feature will be treated as gain from sale of the underlying property, which generally will be qualifying income for purposes of both the 75% and 95% gross income tests, provided that the property is not inventory or dealer property in the hands of the borrower or us.

To the extent that we derive interest income from a loan where all or a portion of the amount of interest payable is contingent, such income generally will qualify for purposes of the gross income tests only if it is based upon the gross receipts or sales and not the net income or profits of any person. This limitation does not apply, however, to a mortgage loan where the borrower derives substantially all of its income from the property from the leasing of substantially all of its interest in the property to tenants, to the extent that the rental income derived by the borrower would qualify as rents from real property had it been earned directly by us.

Any amount includible in our gross income with respect to a regular or residual interest in a REMIC generally is treated as interest on an obligation secured by a mortgage on real property. If, however, less than 95% of the assets of a REMIC consists of real estate assets (determined as if we held such assets), we will be treated as receiving directly our proportionate share of the income of the REMIC for purposes of determining the amount that is treated as interest on an obligation secured by a mortgage on real property. The IRS has also issued guidance providing that, among other things, if a REIT holds a regular interest in an “eligible REMIC,” or a residual interest in an “eligible REMIC” that informs the REIT that at least 80% of the REMIC’s assets constitute real estate assets, then the REIT may treat 80% of the gross income received with respect to the interest in the REMIC as interest on an obligation secured by a mortgage on real property for the purpose of the 75% gross income test. For this purpose, a REMIC is an “eligible REMIC” if: (i) the REMIC has received a guarantee from the Federal National Mortgage Association or the Federal Home Loan Mortgage Corporation that will allow the REMIC to make any principal and interest payments on its regular and residual interests; and (ii) all of the REMIC’s mortgages and pass-through certificates are secured by interests in single-family dwellings. If we were to acquire an interest in an “eligible REMIC” less than 95% of the assets of which constitute real estate assets, the IRS guidance described above may generally allow us to treat 80% of the gross income derived from the interest as qualifying income for the purposes of 75% REIT gross income test. Although the portion of the income from such a REMIC interest that does not qualify would likely be qualifying income for the purpose of the 95% REIT gross income test, the remaining 20% of the REMIC interest generally would not qualify as a real estate asset, which could adversely affect our ability to satisfy the REIT asset tests.
Among the assets we hold are certain mezzanine loans secured by equity interests in a pass-through entity that directly or indirectly owns real property, rather than a direct mortgage on the real property. The IRS has issued Revenue Procedure 2003-65 (the “Revenue Procedure”), which provides a safe harbor pursuant to which a mezzanine loan, if it meets each of the requirements contained in the Revenue Procedure, will be treated by the IRS as a real estate asset for purposes of the REIT asset tests, and interest derived from it will be treated as qualifying mortgage interest for purposes of the 75% gross income test (described above). Although the Revenue Procedure provides a safe harbor on which taxpayers may rely, it does not prescribe rules of substantive tax law. Moreover, the mezzanine loans that we have originated or acquired typically do not meet all of the requirements for reliance on this safe harbor. Hence, there can be no assurance that the IRS will not challenge the qualification of such assets as real estate assets for purposes of the REIT asset tests or the interest generated by these loans as qualifying income under the 75% gross income test (described above). To the extent we make corporate mezzanine loans, such loans will not qualify as real estate assets and interest income with respect to such loans will not be qualifying income for the 75% gross income test (described above).

We believe that the interest, original issue discount, and market discount income that we receive from our mortgage-related securities generally will be qualifying income for purposes of both gross income tests. However, to the extent that we own non-REMIC collateralized mortgage obligations, non-REMIC pay-through bonds and pass-through debt instruments, such as collateralized mortgage obligations or CMOs, or other debt instruments secured by mortgage loans (rather than by real property) or secured by non-real estate assets, or debt securities that are not secured by mortgages on real property or interests in real property, the interest income received with respect to such securities generally will be qualifying income for purposes of the 95% gross income test, but not the 75% gross income test. In addition, the loan amount of a mortgage loan that we own may exceed the value of the real property securing the loan. In that case, a portion of the income from the loan will be qualifying income for purposes of the 95% gross income test, but not the 75% gross income test.

In connection with our legacy special finance business, we may hold certain participation interests, including B-Notes, in mortgage loans and mezzanine loans. B-Notes are interests in underlying loans created by virtue of participations or similar agreements to which the originators of the loans are parties, along with one or more participants. The borrower on the underlying loan is typically not a party to the participation agreement. The performance of this investment depends upon the performance of the underlying loan and, if the underlying borrower defaults, the participant typically has no recourse against the originator of the loan. The originator often retains a senior position in the underlying loan and grants junior participations which absorb losses first in the event of a default by the borrower. We generally expect to treat our participation interests as qualifying real estate assets for purposes of the REIT asset tests described below and interest that we derive from such investments as qualifying mortgage interest for purposes of the 75% gross income test. The appropriate treatment of participation interests for U.S. federal income tax purposes is not entirely certain, however, and no assurance can be given that the IRS will not challenge our treatment of our participation interests. In the event of a determination that such participation interests do not qualify as real estate assets, or that the income that we derive from such participation interests does not qualify as mortgage interest for purposes of the REIT asset and income tests, we could be subject to a penalty tax, or could fail to qualify as a REIT.

Many of the terms of our mortgage loans, mezzanine loans and subordinated mortgage interests and the loans supporting our mortgage-backed securities in connection with our legacy special finance business have been modified and may in the future be modified. Under the Code, if the terms of a loan are modified in a manner constituting a “significant modification,” such modification triggers a deemed exchange of the original loan for the modified loan. IRS Revenue Procedure 2014-51 provides a safe harbor pursuant to which the Company will not be required to redetermine the fair market value of the real property securing a loan for purposes of the gross income and asset tests in connection with a loan modification that is: (1) occasioned by a borrower default; or (2) made at a time when the Company reasonably believes that the modification to the loan will substantially reduce a significant risk of default on the original loan. No assurance can be provided all of the Company’s loan modifications have or will qualify for the safe harbor in Revenue Procedure 2014-51. It is unclear how the safe harbor in Revenue Procedure 2014-51 is affected by the recent legislative changes regarding the treatment of loans secured by both real property and personal property where the fair market value of the personal property does not exceed 15% of the sum of the fair market values of the real property and personal property securing the loan. To the extent the Company significantly modifies loans in a manner that does not qualify for that safe harbor, the Company will be required to redetermine the value of the real property securing the loan at the time it was significantly modified. In determining the value of the real property securing such a loan, the Company generally will not obtain third-party appraisals but rather will rely on internal valuations. No assurance can be provided that the IRS will not successfully challenge the Company’s internal valuations. If the terms of the Company’s mortgage loans, mezzanine loans and subordinated mortgage interests and loans supporting our mortgage-backed securities are significantly modified in a manner that does not qualify for the safe harbor in Revenue Procedure 2014-51 and the fair market value of the real property securing such loans has decreased significantly, the Company could fail the 75% gross income test, the 75% asset test and/or the 10% value test.
COD Income.  From time-to-time, the Company and its subsidiaries recognize COD income in connection with repurchasing debt at a discount. COD income is excluded from gross income for purposes of both the 75% and 95% gross income tests.

Excess Inclusion Income.  If we acquire a residual interest in a REMIC, we may realize excess inclusion income. If we are deemed to have issued debt obligations having two or more maturities, the payments on which correspond to payments on mortgage loans owned by us, such arrangement will be treated as a TMP for U.S. federal income tax purposes. See above “— Taxable Mortgage Pools.” If all or a portion of our company is treated as a TMP, our qualification as a REIT generally should not be impaired. However, to the extent that all or a portion of our company is treated as a TMP, or we make investments or enter into financing and securitization transactions that give rise to us being considered to own an interest in one or more TMPs, a portion of our REIT taxable income may be characterized as excess inclusion income and allocated to our shareholders, generally in a manner set forth under the Code and the applicable Treasury regulations. Although no assurance can be provided, we have concluded that our existing financings are not expected to generate excess inclusion income in 2016 or any future year. If a portion of our dividends constitute excess inclusion income, it would likely increase the tax liability of tax-exempt shareholders, non U.S. shareholders and shareholders with net operating losses. The Treasury Department has issued guidance governing the tax treatment of shareholders of a REIT that owns an interest in a TMP, is also a TMP, or is a holder of a residual interest in a REMIC. Excess inclusion income is an amount, with respect to any calendar quarter, equal to the excess, if any, of (i) income tax allocable to the holder of a residual interest in a REMIC during such calendar quarter over (ii) the sum of amounts allocated to each day in the calendar quarter equal to its ratable portion of the product of (a) the adjusted issue price of the interest at the beginning of the quarter multiplied by (b) 120% of the long term federal rate (determined on the basis of compounding at the close of each calendar quarter and properly adjusted for the length of such quarter). Our excess inclusion income would be allocated among our shareholders that hold our common shares in record name in proportion to dividends paid to such shareholders. A shareholder’s share of any excess inclusion income:

•	could not be offset by net operating losses of a shareholder;

•
in the case of a shareholder who is a REIT, a RIC, a common trust fund or other pass-through entity, would be considered excess inclusion income of such entity and such entity will be subject to tax at the highest corporate rate on any excess inclusion income allocated to their owners that are disqualified organizations;

•	would be subject to tax as unrelated business taxable income to a tax-exempt holder;

•
would be subject to the application of the U.S. federal income tax withholding (without reduction pursuant to any otherwise applicable income tax treaty) with respect to amounts allocable to non-U.S. shareholders; and

•
would be taxable (at the highest corporate tax rates) to us, rather than our shareholders, to the extent allocable to our common shares held in record name by disqualified organizations (generally, tax-exempt entities not subject to unrelated business income tax, including governmental organizations). Nominees or other broker/dealers who hold our common shares on behalf of disqualified organizations are subject to this tax on the portion of our excess inclusion income allocable to common shares held on behalf of disqualified organizations.

The manner in which excess inclusion income would be allocated among shares of different classes of stock is not clear under current law. Tax-exempt investors, RIC or REIT investors, foreign investors and taxpayers with net operating losses should carefully consider the tax considerations described above and are urged to consult their tax advisors.

Prohibited Transactions.  A REIT will incur a 100% tax on the net income (including foreign currency gain) derived from any sale or other disposition of property, other than foreclosure property, that the REIT holds primarily for sale to customers in the ordinary course of a trade or business. We believe that none of our properties are held primarily for sale to customers and that a sale of any of our properties will not be in the ordinary course of our business. Whether a REIT holds a property “primarily for sale to customers in the ordinary course of a trade or business” depends, however, on the facts and circumstances in effect from time to time, including those related to a particular property. A safe harbor to the characterization of the sale of property by a REIT as a prohibited transaction and the 100% prohibited transactions tax is available if the following requirements are met:

•	the REIT has held the property for not less than two years;

•
the aggregate expenditures made by the REIT, or any partner of the REIT, during the two-year period preceding the date of the sale that are includable in the basis of the property do not exceed 30% of the selling price of the property;

•
either (1) during the year in question, the REIT did not make more than seven sales of property other than foreclosure property or sales to which Section 1033 of the Code applies, (2) the aggregate adjusted basis of all such properties sold by the REIT during the year did not exceed 10% of the aggregate basis of all of the assets of the REIT at the beginning of the year (3) the aggregate fair market value of all such properties sold by the REIT during the year did not exceed 10% of the aggregate fair market value of all of the assets of the REIT at the beginning of the year, (4) with respect to taxable years beginning after December 31, 2015, (a) the aggregate adjusted bases of all such properties sold by the REIT during the year did not exceed 20% of the aggregate adjusted bases of all property of the REIT at the beginning of the year and (b) the 3-year average percentage of properties sold by the REIT compared to all the REIT’s properties (measured by adjusted bases) taking into account the current and two prior years did not exceed 10% or (5) with respect to taxable years beginning after December 31, 2015, (a) the aggregate fair market value of all such properties sold by the REIT during the year did not exceed 20% of the aggregate fair market value of all property of the REIT at the beginning of the year and (b) the 3-year average percentage of properties sold by the REIT compared to all the REIT’s properties (measured by fair market value) taking into account the current and two prior years did not exceed 10%;

•	in the case of property not acquired through foreclosure or lease termination, the REIT has held the property for at least two years for the production of rental income; and

•
if the REIT has made more than seven sales of non-foreclosure property during the taxable year, substantially all of the marketing and development expenditures with respect to the property were made through an independent contractor from whom the REIT derives no income or, with respect to taxable years beginning after December 31, 2015, a TRS.

We will attempt to comply with the terms of the safe-harbor provisions in the U.S. federal income tax laws prescribing when a property sale will not be characterized as a prohibited transaction. We cannot make any assurances, however, that we can comply with the safe-harbor provisions or that we will avoid owning property that may be characterized as property that we hold “primarily for sale to customers in the ordinary course of a trade or business.” The 100% tax will not apply to gains from the sale of property that is held through a TRS or other taxable corporation, although such income will be taxed to the corporation at regular corporate income tax rates. If we decide to acquire properties opportunistically in anticipation of immediate resale, we will need to conduct that activity through a TRS to avoid the prohibited transactions tax. No assurance can be given, however, that the IRS will respect the transaction by which any such properties are contributed to a TRS and even if the contribution transaction is respected, a TRS may incur a significant tax liability as a result of any such sales.
Dividends.  The Company’s share of any dividends received from any corporation (including any TRS, but excluding any REIT) in which we own an equity interest will qualify for purposes of the 95% gross income test but not for purposes of the 75% gross income test. The Company’s share of any dividends received from any other REIT, including our private REITS, in which we own an equity interest, if any, will be qualifying income for purposes of both gross income tests.

Fee Income.  We receive various fees in connection with our operations. The fees will be qualifying income for purposes of both the 75% and 95% gross income tests if they are received in consideration for entering into an agreement to make a loan secured by real property and the fees are not determined by income and profits. Other fees are not qualifying income for purposes of either gross income test. We currently earn certain management fees through TRSs, and any fees earned by TRSs are not included for purposes of the gross income tests.

Foreclosure Property.  The Company will be subject to tax at the maximum corporate rate on any income from foreclosure property, which includes certain foreign currency gains and related deductions, other than income that otherwise would be qualifying income for purposes of the 75% gross income test, less expenses directly connected with the production of that income. However, gross income from foreclosure property will qualify under the 75% and 95% gross income tests. Foreclosure property is any real property, including interests in real property, and any personal property incident to such real property:

•
that is acquired by a REIT as the result of the REIT having bid on such property at foreclosure, or having otherwise reduced such property to ownership or possession by agreement or process of law, after there was a default or default was imminent on a lease of such property or on indebtedness that such property secured;

•	for which the related loan was acquired by the REIT at a time when the default was not imminent or anticipated; and

•	for which the REIT makes a proper election to treat the property as foreclosure property.

A REIT will not be considered to have foreclosed on a property where the REIT takes control of the property as a mortgagee-in-possession and cannot receive any profit or sustain any loss except as a creditor of the mortgagor. Property generally ceases to be foreclosure property at the end of the third taxable year (or, with respect to qualified health care property, the second taxable year) following the taxable year in which the REIT acquired the property, or longer if an extension is granted by the Secretary of the Treasury. However, this grace period terminates and foreclosure property ceases to be foreclosure property on the first day:

•
on which a lease is entered into for the property that, by its terms, will give rise to income that does not qualify for purposes of the 75% gross income test, or any amount is received or accrued, directly or indirectly, pursuant to a lease entered into on or after such day that will give rise to income that does not qualify for purposes of the 75% gross income test;

•
on which any construction takes place on the property, other than completion of a building or any other improvement, where more than 10% of the construction was completed before default became imminent; or

•
which is more than 90 days after the day on which the REIT acquired the property and the property is used in a trade or business which is conducted by the REIT, other than through an independent contractor from whom the REIT itself does not derive or receive any income or, with respect to taxable years beginning after December 31, 2015, a TRS.

Hedging Transactions.  From time to time, the Company or the Operating Partnership may enter into hedging transactions with respect to one or more of our assets or liabilities. Our hedging activities may include entering into interest rate swaps, caps, and floors, options to purchase such items, and futures and forward contracts. Income and gain from “hedging transactions” will be excluded from gross income for purposes of both the 75% and 95% gross income tests provided we satisfy the identification requirements discussed below. A “hedging transaction” means (1) any transaction entered into in the normal course of the Company’s or the Operating Partnership’s trade or business primarily to manage the risk of interest rate, price changes, or currency fluctuations with respect to borrowings made or to be made, or ordinary obligations incurred or to be incurred, to acquire or carry real estate assets, (2) any transaction entered into primarily to manage the risk of currency fluctuations with respect to any item of income or gain that would be qualifying income under the 75% or 95% gross income test (or any property which generates such income or gain) or (3) any transaction entered into after December 31, 2015 to “offset” a transaction described in (1) or (2) if a portion of the hedged indebtedness is no longer serving as a hedge. We are required to clearly identify any such hedging transaction before the close of the day on which it was acquired, originated, or entered into and to satisfy other identification requirements. We intend to continue to structure any hedging transactions in a manner that does not jeopardize the Company’s qualification as a REIT.

Foreign Currency Gain.   Because we make investments outside the United States, we are subject to foreign currency gains and losses. These foreign currency gains will be excluded from gross income for purposes of one or both of the gross income tests. “Real estate foreign exchange gain” will be excluded from gross income for purposes of the 75% and 95% gross income tests. Real estate foreign exchange gain generally includes foreign currency gain attributable to any item of income or gain that is qualifying income for purposes of the 75% gross income test, foreign currency gain attributable to the acquisition or ownership of (or becoming or being the obligor under) obligations secured by mortgages on real property or an interest in real property and certain foreign currency gain attributable to certain “qualified business units” of a REIT. “Passive foreign exchange gain” will be excluded from gross income for purposes of the 95% gross income test. Passive foreign exchange gain generally includes real estate foreign exchange gain as described above, and also includes foreign currency gain attributable to any item of income or gain that is qualifying income for purposes of the 95% gross income test and foreign currency gain attributable to the acquisition or ownership of (or becoming or being the obligor under) obligations. These exclusions for real estate foreign exchange gain and passive foreign exchange gain do not apply to any certain foreign currency gain derived from dealing, or engaging in substantial and regular trading, in securities. Such gain is treated as non-qualifying income for purposes of both the 75% and 95% gross income tests.

Failure to Satisfy Gross Income Tests.   If the Company fails to satisfy one or both of the gross income tests for any taxable year, the Company nevertheless may qualify as a REIT for that year if it qualifies for relief under certain provisions of the U.S. federal income tax laws. Those relief provisions are available if:

•	the Company’s failure to meet those tests is due to reasonable cause and not to willful neglect; and

•	following such failure for any taxable year, the Company files a schedule of the sources of its income in accordance with regulations prescribed by the Secretary of the U.S. Treasury.

We cannot predict, however, whether in all circumstances the Company would qualify for the relief provisions. In addition, as discussed above in “— Taxation of the Company,” even if the relief provisions apply, the Company would incur a 100% tax on the gross income attributable to the greater of the amount by which it fails the 75% gross income test or the 95% gross income test multiplied, in either case, by a fraction intended to reflect the Company’s profitability.

Asset Tests

To qualify as a REIT, the Company also must satisfy the following asset tests at the end of each quarter of each taxable year. First, at least 75% of the value of the Company’s total assets must consist of:

•	cash or cash items, including certain receivables, certain money market funds and, in certain circumstances, foreign currencies;

•	government securities;

•
interests in real property, including leaseholds and options to acquire real property and leaseholds, and, for taxable years beginning after December 31, 2015, personal property to the extent such personal property is leased in connection with real property and rents attributable to such personal property are treated as “rents from real property”;

•	interests in mortgage loans secured by real property;

•	stock in other REITs and debt instruments issued by “publicly offered REITs”;

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investments in stock or debt instruments during the one-year period following the Company’s receipt of new capital that it raises through equity offerings or public offerings of debt with at least a five-year term; and

•
regular or residual interests in a REMIC (however, if less than 95% of the assets of a REMIC consists of assets that are qualifying real estate-related assets under the U.S. federal income tax laws, determined as if we held such assets, we will be treated as holding directly our proportionate share of the assets of such REMIC).

Second, of the Company’s investments not included in the 75% asset class, the value of the Company’s interest in any one issuer’s securities may not exceed 5% of the value of the Company’s total assets, or the 5% asset test.

Third, of the Company’s investments not included in the 75% asset class, the Company may not own more than 10% of the voting power of any one issuer’s outstanding securities or 10% of the value of any one issuer’s outstanding securities, or the 10% vote test or 10% value test, respectively.

Fourth, no more than 25% (or 20% with respect to taxable years beginning on or before July 30, 2008 and after December 31, 2015) of the value of the Company’s total assets may consist of the securities of one or more TRSs.

Fifth, no more than 25% of the value of our total assets may consist of debt instruments issued by “publicly offered REITs” to the extent such debt instruments are not secured by real property or interests in real property.

For purposes of the 5% asset test, the 10% vote test and the 10% value test, the term “securities” does not include shares in another REIT, debt of “publicly offered REITs”, equity or debt securities of a qualified REIT subsidiary or TRS, mortgage loans that constitute real estate assets, or equity interests in a partnership. The term “securities,” however, generally includes debt securities issued by a partnership or another REIT (other than a “publicly offered REIT”), except that for purposes of the 10% value test, the term “securities” does not include:

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“Straight debt” securities, which is defined as a written unconditional promise to pay on demand or on a specified date a sum certain in money if (1) the debt is not convertible, directly or indirectly, into equity, and (2) the interest rate and interest payment dates are not contingent on profits, the borrower’s discretion or similar factors. “Straight debt” securities do not include any securities issued by a partnership or a corporation in which the Company or any controlled TRS (i.e., a TRS in which the Company owns directly or indirectly more than 50% of the voting power or value of the stock) hold non-“straight debt” securities that have an aggregate value of more than 1% of the issuer’s outstanding securities. However, “straight debt” securities include debt subject to the following contingencies:

º
a contingency relating to the time of payment of interest or principal, as long as either (1) there is no change to the effective yield of the debt obligation, other than a change to the annual yield that does not exceed the greater of 0.25% or 5% of the annual yield or (2) neither the aggregate issue price nor the aggregate face amount of the issuer’s debt obligations held by the Company exceeds $1 million and no more than 12 months of unaccrued interest on the debt obligations can be required to be prepaid; and

º	a contingency relating to the time or amount of payment upon a default or prepayment of a debt obligation, as long as the contingency is consistent with customary commercial practice;

•	Any loan to an individual or an estate;

•	Any “section 467 rental agreement,” other than an agreement with a related party tenant;

•	Any obligation to pay “rents from real property”;

•	Certain securities issued by governmental entities;

•	Any security issued by a REIT;

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Any debt instrument issued by an entity treated as a partnership for U.S. federal income tax purposes in which the Company is a partner to the extent of its proportionate interest in the equity and debt securities of the partnership; and

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Any debt instrument issued by an entity treated as a partnership for U.S. federal income tax purposes not described in the preceding bullet points if at least 75% of the partnership’s gross income, excluding income from prohibited transactions, is qualifying income for purposes of the 75% gross income test described above in “— Gross Income Tests.”

For purposes of the 10% value test, the Company’s proportionate share of the assets of a partnership is its proportionate interest in any securities issued by the partnership, without regard to the securities described in the last two bullet points above.

We will monitor the status of our assets for purposes of the various asset tests and will manage our portfolio in order to comply at all times with such tests. However, we cannot assure you that we will not inadvertently fail to comply with such tests. If the Company fails to satisfy the asset tests at the end of a calendar quarter, the Company will not lose its REIT qualification if:

•	the Company satisfied the asset tests at the end of the preceding calendar quarter; and

•
the discrepancy between the value of the Company’s assets and the asset test requirements arose from changes in the market values of the Company’s assets and was not wholly or partly caused by the acquisition of one or more non-qualifying assets.

If the Company did not satisfy the condition described in the second item, above, the Company still could avoid disqualification by eliminating any discrepancy within 30 days after the close of the calendar quarter in which it arose.

If the Company violates the 5% asset test, the 10% vote test or the 10% value test described above, the Company will not lose its REIT qualification if (1) the failure is de minimis (up to the lesser of 1% of its assets or $10 million) and (2) the Company disposes of assets causing the failure or otherwise complies with the asset tests within six months after the last day of the quarter in which it identifies such failure. In the event of a failure of any of the asset tests (other than de minimis failures described in the preceding sentence), as long as the failure was due to reasonable cause and not to willful neglect, the Company will not lose its REIT qualification if the Company (1) disposes of assets causing the failure or otherwise complies with the asset tests within six months after the last day of the quarter in which it identifies the failure, (2) files a description of each asset causing the failure with the IRS and (3) pays a tax equal to the greater of $50,000 or 35% of the net income from the assets causing the failure during the period in which the Company failed to satisfy the asset tests.

The Company believes that its holdings of securities and other assets comply with the foregoing asset tests, and the Company intends to monitor compliance on an ongoing basis. However, independent appraisals have not been obtained to support the Company’s conclusions as to the value of its assets or the value of any particular security or securities. Moreover, values of some assets, including instruments issued in CDO transactions, may not be susceptible to a precise determination, and values are subject to change in the future. Furthermore, the proper classification of an instrument as debt or equity for U.S. federal income tax purposes may be uncertain in some circumstances, which could affect the application of the asset tests. As described above, Revenue Procedure 2003-65 provides a safe harbor pursuant to which certain mezzanine loans secured by a first priority security interest in ownership interests in a partnership or limited liability company will be treated as qualifying assets for purposes of the 75% asset test (and therefore, are not subject to the 5% asset test and the 10% vote or value test). See “— Gross Income Tests.” Although the Company’s mezzanine loans typically do not qualify for that safe harbor, the Company believes our mezzanine loans should be treated as qualifying assets for the 75% asset test or should be excluded from the definition of securities for purposes of the 10% vote or value test. The Company believes that the stock it owns in the private REITs will be qualifying assets for purposes of the 75% asset test. If a REIT in which the Company owns stock fails to qualify as a REIT in any year, however, the stock in such REIT will not be a qualifying asset for purposes of the 75% asset test. Instead, the Company would be subject to the 5% asset test, the 10% vote or value test and the 25% securities test described above with respect to its investment in such a disqualified REIT. Consequently, if a REIT in which the Company owns stock fails to qualify as a REIT, the Company could fail one or more of the asset tests described above.

Sale Leaseback Transactions.  A portion of our investments may be in the form of sale leaseback transactions. We intend to treat these transactions as true leases for U.S. federal income tax purposes. However, depending on the terms of any specific transaction, the IRS might take the position that the transaction is not a true lease but is more properly treated in some other manner. If such recharacterization were successful, we would not be entitled to claim the depreciation deductions available to an owner of the property. In addition, the recharacterization of one or more of these transactions might cause the Company to fail to satisfy the asset tests or the income tests described above and such failure could result in the Company failing to qualify as a REIT. Alternatively, the amount or timing of income inclusion or the loss of depreciation deductions resulting from the recharacterization might cause the Company to fail to meet the distribution requirement described below for one or more taxable years absent the availability of the deficiency dividend procedure or might result in a larger portion of the Company’s dividends being treated as ordinary income to its shareholders.

Distribution Requirements

Each year, the Company must distribute dividends, other than capital gain dividends and deemed distributions of retained capital gain, to its shareholders in an aggregate amount at least equal to the sum of:

•	90% of its “REIT taxable income,” computed without regard to the dividends paid deduction and its net capital gain or loss, and

•	90% of its after-tax net income, if any, from foreclosure property, minus

•	the sum of certain items of non-cash income.

The Company must pay such distributions in the taxable year to which they relate, or in the following taxable year if either (1) the Company declares the distribution before it timely files its U.S. federal income tax return for the year and pays the distribution on or before the first regular dividend payment date after such declaration or (2) the Company declares the distribution in October, November or December of the taxable year, payable to shareholders of record on a specified day in any such month, and the Company actually pays the dividend before the end of January of the following year. The distributions under clause (1) are taxable to the shareholders in the year in which paid, and the distributions in clause (2) are treated as paid on December 31st of the prior taxable year. In both instances, these distributions relate to the Company’s prior taxable year for purposes of the 90% distribution requirement.
With respect to our 2014 taxable year and prior taxable years, in order for our distributions to be counted as satisfying the annual distribution requirement for REITs and to provide us with the REIT-level tax deduction, such distributions must not have been “preferential dividends.”  A dividend is not a preferential dividend if that distribution is (1) pro rata among all outstanding shares within a particular class and (2) in accordance with the preferences among different classes of shares as set forth in our organizational documents.  However, for taxable years beginning after December 31, 2014, the preferential dividend rule does not apply to “publicly offered REITs.”  Thus, so long as we continue to qualify as a “publicly offered REIT,” the preferential dividend rule will not apply to our 2015 and subsequent taxable years. It is not expected that our private REITs will be considered to be “publicly offered” and accordingly will continue to be subject to the rules regarding “preferential dividends.”
The Company will pay U.S. federal income tax on taxable income, including net capital gain that it does not distribute to shareholders. Furthermore, if the Company fails to distribute during a calendar year, or by the end of January following the calendar year in the case of distributions with declaration and record dates falling in the last three months of the calendar year, at least the sum of:

•	85% of its REIT ordinary income for such year,

•	95% of its REIT capital gain net income for such year, and

•	any undistributed taxable income from prior periods,

the Company will incur a 4% nondeductible excise tax on the excess of such required distribution over the sum of (a) the amounts it actually distributes and (b) the amounts it retains and upon which it pays income tax at the corporate level.

The Company may elect to retain and pay income tax on the net long-term capital gain it receives in a taxable year. If the Company so elects, it will be treated as having distributed any such retained amount for purposes of the 4% nondeductible excise tax described above. The Company intends to make timely distributions sufficient to satisfy the annual distribution requirements and to avoid corporate income tax and the 4% nondeductible excise tax.

It is possible that, from time to time, the Company may experience timing differences between the actual receipt of income and actual payment of deductible expenses and the inclusion of that income and deduction of such expenses in arriving at its REIT taxable income. For example, the Company may not deduct recognized capital losses from its “REIT taxable income.” Further, it is possible that, from time to time, the Company may be allocated a share of net capital gain attributable to the sale of depreciated property that exceeds its allocable share of cash attributable to that sale. As a result of the foregoing, the Company may have less cash than is necessary to distribute taxable income sufficient to avoid corporate income tax and the excise tax imposed on certain undistributed income or even to meet the 90% distribution requirement. In such a situation, we may need to borrow funds or, if possible, the Company may need to pay taxable dividends of its shares or debt securities.

The Company may satisfy the 90% distribution test with taxable distributions of its shares or debt securities. The IRS has issued private letter rulings to other REITs treating certain distributions that are paid partly in cash and partly in stock as dividends that would satisfy the REIT annual distribution requirement and qualify for the dividends paid deduction for U.S. federal income tax purposes. Those rulings may be relied upon only by taxpayers whom they were issued, but the Company could request a similar ruling from the IRS. In addition, the IRS previously issued a revenue procedure authorizing publicly traded REITs to make elective cash/stock dividends, but that revenue procedure is no longer in effect. Accordingly, it is unclear whether and to what extent the Company will be able to make taxable dividends payable in cash and shares. The Company has no current intention to make a taxable dividend payable in its shares.

Under certain circumstances, the Company may be able to correct a failure to meet the distribution requirement for a year by paying “deficiency dividends” to its shareholders in a later year. The Company may include such deficiency dividends in its deduction for dividends paid for the earlier year. Although the Company may be able to avoid income tax on amounts distributed as deficiency dividends, it will be required to pay interest to the IRS based upon the amount of any deduction it takes for deficiency dividends.

The Company owns retained CDO interests, which could continue to generate taxable income for us despite the fact that we will not receive cash distributions on our equity and subordinated note holdings from such retained CDO interests until overcollateralization tests are met, if at all. Additionally, we do not control or have influence over the factors that most directly affect the overcollateralization and interest coverage tests of the respective retained CDO interests. Should these retained CDO interests continue to generate taxable income with no corresponding receipt of cash flow, our taxable income would continue to be recognized on each underlying investment in the relevant CDO. We would continue to be required to distribute 90% of our REIT taxable income (determined without regard to the dividends paid deduction and excluding net capital gain) from these transactions to continue to qualify as a REIT, despite the fact that we may not receive cash distributions on our equity and subordinated note holdings from the retained CDO interests.

Recordkeeping Requirements

The Company must maintain certain records in order to maintain our qualifications as a REIT. In addition, to avoid a monetary penalty, the Company must request on an annual basis information from its shareholders designed to disclose the actual ownership of its outstanding shares. The Company intends to comply with these requirements.

Failure to Qualify

If the Company fails to satisfy one or more requirements for REIT qualification, other than the gross income tests and the asset tests, the Company could avoid disqualification if its failure is due to reasonable cause and not to willful neglect and it pays a penalty of $50,000 for each such failure. In addition, there are relief provisions for a failure of the gross income tests and asset tests, as described in “— Gross Income Tests” and “— Asset Tests.”

If the Company failed to qualify as a REIT in any taxable year and did not qualify for certain statutory relief provisions, the Company would be subject to U.S. federal income tax and any applicable alternative minimum tax on its taxable income at regular corporate rates. In calculating the Company’s taxable income in a year in which it fails to qualify as a REIT, the Company would not be able to deduct amounts paid out to shareholders. In addition, the Company would not be required to distribute any amounts to shareholders in that year. In such event, to the extent of the Company’s current and accumulated earnings and profits, distributions to shareholders generally would be taxable as ordinary income. Subject to certain limitations of the U.S. federal income tax laws, corporate shareholders may be eligible for the dividends received deduction and shareholders taxed at individual rates may be eligible for the reduced U.S. federal income tax rate of up to 20% on such dividends. Unless the Company qualified for relief under specific statutory provisions, it also would be disqualified from taxation as a REIT for the four taxable years following the year during which it ceased to qualify as a REIT. We cannot predict whether in all circumstances the Company would qualify for such statutory relief.

Taxation of U.S. Shareholders

Taxation of Taxable U.S. Shareholders

A “U.S. Shareholder” is a beneficial owner of our shares and that for U.S. federal income tax purposes is:

•	an individual citizen or resident of the United States;

•	a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States, any state thereof or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income tax regardless of its source; or

•
a trust, if (i) a U.S. court can exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust, or (ii) it has a valid election in place to be treated as a U.S. person.

If a partnership, or an entity or arrangement treated as a partnership for U.S. federal income tax purposes, is a beneficial owner of our common shares, the treatment of a partner in the partnership will generally depend on the status of the partner and the activities of the partnership. If you are a partner in a partnership holding common shares, you should consult your tax advisor regarding the consequences of the purchase, ownership and disposition of the common shares by the partnership pursuant to the plan.

As long as the Company qualifies as a REIT, a taxable U.S. shareholder must generally take into account as ordinary income distributions made out of the Company’s current or accumulated earnings and profits that it does not designate as capital gain dividends or retained long-term capital gain. A U.S. shareholder will not qualify for the dividends received deduction generally available to corporations. In addition, dividends paid to a U.S. shareholder generally will not qualify for the 20% tax rate for “qualified dividend income.” The maximum tax rate for qualified dividend income received by U.S. shareholders taxed at individual rates is 20%. The maximum tax rate on qualified dividend income is lower than the maximum tax rate on ordinary income, which is 39.6%. Qualified dividend income generally includes dividends paid by domestic C corporations and certain qualified foreign corporations to U.S. shareholders that are taxed at individual rates. Because the Company is not generally subject to U.S. federal income tax on the portion of its REIT taxable income distributed to its shareholders (see “— Taxation of the Company” above), the Company’s dividends generally will not be eligible for the 20% rate on qualified dividend income. As a result, the Company’s ordinary REIT dividends will be taxed at the higher tax rate applicable to ordinary income. However, the 20% tax rate for qualified dividend income will apply to the Company’s ordinary REIT dividends (1) attributable to dividends received by the Company from non REIT corporations, such as its TRSs, and (2) to the extent attributable to income upon which the Company has paid corporate income tax (e.g., to the extent that the Company distributes less than 100% of its taxable income). In general, to qualify for the reduced tax rate on qualified dividend income, a shareholder must hold common shares for more than 60 days during the 121-day period beginning on the date that is 60 days before the date on which common shares becomes ex-dividend.

A U.S. shareholder generally will take into account as long-term capital gain any distributions that the Company designates as capital gain dividends without regard to the period for which the U.S. shareholder has held common shares. The Company generally will designate its capital gain dividends as either 20% or 25% rate distributions. See “— Capital Gains and Losses.” A corporate U.S. shareholder, however, may be required to treat up to 20% of certain capital gain dividends as ordinary income.

The Company may elect to retain and pay income tax on the net long-term capital gain that it receives in a taxable year. In that case, to the extent that the Company designates such amount in a timely notice to such shareholder, a U.S. shareholder would be taxed on its proportionate share of the Company’s undistributed long-term capital gain. The U.S. shareholder would receive a credit for its proportionate share of the tax the Company paid. The U.S. shareholder would increase the basis in its shares by the amount of its proportionate share of the Company’s undistributed long-term capital gain, minus its share of the tax it paid.

A U.S. shareholder will not incur tax on a distribution in excess of the Company’s current and accumulated earnings and profits if the distribution does not exceed the adjusted basis of the U.S. shareholder’s common shares. Instead, the distribution will reduce the adjusted basis of such shares. A U.S. shareholder will recognize a distribution in excess of both the Company’s current and accumulated earnings and profits and the U.S. shareholder’s adjusted basis in his or her shares as long-term capital gain, or short-term capital gain if the shares have been held for one year or less, assuming the shares are a capital asset in the hands of the U.S. shareholder.

U.S. shareholders may not include in their individual income tax returns any of the Company’s net operating losses or capital losses. Instead, these losses are generally carried over by us for potential offset against our future income. Taxable distributions from the Company and gain from the disposition of common shares will not be treated as passive activity income and, therefore, shareholders generally will not be able to apply any “passive activity losses,” such as losses from certain types of limited partnerships in which the U.S. shareholder is a limited partner, against such income. In addition, taxable distributions from the Company and gain from the disposition of common shares generally will be treated as investment income for purposes of the investment interest limitations. The Company will notify U.S. shareholders after the close of our taxable year as to the portions of the distributions attributable to that year that constitute ordinary income, return of capital and capital gain.

Medicare Tax.  Certain individuals, trusts and estates whose income exceeds certain thresholds are subject to a 3.8% Medicare tax on some or all of their “net investment income,” which generally will include, among other items, dividends and capital gain distributions (including capital gains realized on the sale or exchange of common shares). U.S. shareholders should consult their tax advisors regarding the applicability of this tax in respect of their ownership of our shares.

Disposition of Shares.  A U.S. shareholder who is not a dealer in securities must generally treat any gain or loss realized upon a taxable disposition of common shares as long-term capital gain or loss if the U.S. shareholder has held common shares for more than one year and otherwise as short-term capital gain or loss. In general, a U.S. shareholder will realize gain or loss in an amount equal to the difference between the sum of the fair market value of any property and the amount of cash received in such disposition and the U.S. shareholder’s adjusted tax basis. A shareholder’s adjusted tax basis generally will equal the U.S. shareholder’s acquisition cost, increased by the excess of net capital gains deemed distributed to the U.S. shareholder (discussed above) less tax deemed paid on such gains and reduced by any returns of capital. However, a U.S. shareholder must treat any loss upon a sale or exchange of common shares held by such shareholder for six months or less as a long-term capital loss to the extent of capital gain dividends and any other actual or deemed distributions from the Company that such U.S. shareholder treats as long-term capital gain. All or a portion of any loss that a U.S. shareholder realizes upon a taxable disposition of common shares may be disallowed if the U.S. shareholder purchases other common shares within 30 days before or after the disposition.

Capital Gains and Losses.  A taxpayer generally must hold a capital asset for more than one year for gain or loss derived from its sale or exchange to be treated as long-term capital gain or loss. The highest marginal individual income tax rate is 39.6%. The maximum tax rate on long-term capital gain applicable to taxpayers taxed at individual rates is 20% for sales and exchanges of assets held for more than one year. The maximum tax rate on long-term capital gain from the sale or exchange of “Section 1250 property,” or depreciable real property, is 25%, which applies to the lesser of the total amount of the gain or the accumulated depreciation on the Section 1250 property. Individuals, trusts and estates whose income exceeds certain thresholds are also subject to a 3.8% Medicare tax on gain from the sale of common shares.

With respect to distributions that the Company designates as capital gain dividends and any retained capital gain that the Company is deemed to distribute, the Company generally may designate whether such a distribution is taxable to U.S. shareholders taxed at individual rates currently at a 20% or 25% rate. Thus, the tax rate differential between capital gain and ordinary income for those taxpayers may be significant. In addition, the characterization of income as capital gain or ordinary income may affect the deductibility of capital losses. A non-corporate taxpayer may deduct capital losses not offset by capital gains against its ordinary income only up to a maximum annual amount of $3,000. A non-corporate taxpayer may carry forward unused capital losses indefinitely. A corporate taxpayer must pay tax on its net capital gain at ordinary corporate rates. A corporate taxpayer may deduct capital losses only to the extent of capital gains, with unused losses being carried back three years and forward five years.

Taxation of Tax-Exempt Shareholders

Tax-exempt entities, including qualified employee pension and profit sharing trusts and individual retirement accounts, generally are exempt from U.S. federal income taxation. However, they are subject to taxation on their unrelated business taxable income, or UBTI. Although many investments in real estate generate UBTI, the IRS has issued a ruling that dividend distributions from a REIT to an exempt employee pension trust do not constitute UBTI so long as the exempt employee pension trust does not otherwise use the shares of the REIT in an unrelated trade or business of the pension trust. Based on that ruling, amounts that the Company distributes to tax-exempt shareholders generally should not constitute UBTI. However, if a tax-exempt shareholder were to finance (or be deemed to finance) its acquisition of common shares with debt, a portion of the income that it receives from the Company would constitute UBTI pursuant to the “debt-financed property” rules. Moreover, social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts and qualified group legal services plans that are exempt from taxation under special provisions of the U.S. federal income tax laws are subject to different UBTI rules, which generally will require them to characterize distributions that they receive from the Company as UBTI. Finally, in certain circumstances, a qualified employee pension or profit sharing trust that owns more than 10% of the Company’s shares must treat a percentage of the dividends that it receives from the Company as UBTI. Such percentage is equal to the gross income the Company derives from an unrelated trade or business, determined as if the Company were a pension trust, divided by the Company’s total gross income for the year in which it pays the dividends. That rule applies to a pension trust holding more than 10% of the Company’s shares only if:

•	the percentage of the Company’s dividends that the tax-exempt trust must treat as UBTI is at least 5%;

•
the Company qualifies as a REIT by reason of the modification of the rule requiring that no more than 50% of our shares be owned by five or fewer individuals that allows the beneficiaries of the pension trust to be treated as holding the Company’s shares in proportion to their actuarial interests in the pension trust; and

•	either:

º	one pension trust owns more than 25% of the value of the Company’s shares; or

º	a group of pension trusts individually holding more than 10% of the value of the Company’s shares collectively owns more than 50% of the value of the Company’s shares.

Certain restrictions on ownership and transfer of the Company’s shares generally should prevent a tax-exempt entity from owning more than 10% of the value of the Company shares, generally should prevent the Company from becoming a pension trust and generally should prevent a pension trust from having to treat any of the dividends received from the Company as UBTI.

Tax-exempt U.S. shareholders are urged to consult their own tax advisors regarding the U.S. federal, state, local and foreign tax consequences of owning our common shares pursuant to the plan.

Taxation of Non-U.S. Shareholders

The term “non-U.S. shareholder” means a beneficial owner of our common shares, as applicable (other than a partnership or entity that is treated as a partnership for U.S. federal income tax purposes), that is not a U.S. shareholder. The rules governing U.S. federal income taxation of nonresident alien individuals, foreign corporations, foreign partnerships, and other foreign shareholders are complex. This section is only a summary of such rules. Special rules may apply to certain non-U.S. shareholders such as “controlled foreign corporations” and “passive foreign investment companies.” We urge non-U.S. shareholders to consult their own tax advisors to determine the impact of federal, state, and local income tax laws on the purchase, ownership and sale of common shares pursuant to the plan, including any reporting requirements.

A non-U.S. shareholder that receives a distribution that is not attributable to gain from the Company’s sale or exchange of a U.S. real property interest (a “USRPI”) and that the Company does not designate as a capital gain dividend or retained capital gain will recognize ordinary income to the extent that the Company pays such distribution out of its current or accumulated earnings and profits. A withholding tax equal to 30% of the gross amount of the distribution ordinarily will apply to such distribution unless an applicable tax treaty reduces or eliminates the tax. However, if a distribution is treated as effectively connected with the non-U.S. shareholder’s conduct of a U.S. trade or business, the non-U.S. shareholder generally will be subject to U.S. federal income tax on the distribution at graduated rates, in the same manner as U.S. shareholders are taxed with respect to such distribution, and a non-U.S. shareholder that is a corporation also may be subject to the 30% branch profits tax with respect to that distribution. The Company plans to withhold U.S. income tax at the rate of 30% on the gross amount of any such distribution paid to a non-U.S. shareholder unless either:

•	a lower treaty rate applies and the non-U.S. shareholder files an IRS Form W-8BEN or Form W-8BEN-E evidencing eligibility for that reduced rate with the Company;

•	the non-U.S. shareholder files an IRS Form W-8ECI with the Company claiming that the distribution is effectively connected income; or

•	the distribution is treated as attributable to a sale of a USRPI under FIRPTA (discussed below).

A non-U.S. shareholder will not incur tax on a distribution in excess of the Company’s current and accumulated earnings and profits if the excess portion of such distribution does not exceed the adjusted basis of its common shares. Instead, the excess portion of such distribution will reduce the adjusted basis of such shares. A non-U.S. shareholder will be subject to tax on such a distribution to the extent it exceeds the adjusted basis of its common shares, if the non-U.S. shareholder otherwise would be subject to tax on gain from the sale or disposition of its common shares, as described below. The Company must withhold 15% of any distribution that exceeds its current and accumulated earnings and profits. Consequently, although the Company intends to withhold at a rate of 30% on the entire amount of any distribution, to the extent that it does not do so, it will withhold at a rate of 15% on any portion of a distribution not subject to withholding at a rate of 30%. Because the Company generally cannot determine at the time it makes a distribution whether the distribution will exceed its current and accumulated earnings and profits, the Company normally will withhold tax on the entire amount of any distribution at the same rate as it would withhold on a dividend. However, a non-U.S. shareholder may claim a refund of amounts that the Company withholds if the Company later determines that a distribution in fact exceeded its current and accumulated earnings and profits.

For any year in which the Company qualifies as a REIT, a non-U.S. shareholder may incur tax on distributions that are attributable to gain from our sale or exchange of a USRPI under the Foreign Investment in Real Property Act of 1980 (“FIRPTA”). The term USRPI includes certain interests in real property and stock in corporations at least 50% of whose assets consist of interests in real property. Under FIRPTA, a non-U.S. shareholder is taxed on distributions attributable to gain from sales of USRPIs as if such gain were effectively connected with a U.S. business of the non-U.S. shareholder. A non-U.S. shareholder thus would be taxed on such a distribution at the normal capital gains rates applicable to U.S. shareholders, subject to applicable alternative minimum tax and a special alternative minimum tax in the case of a nonresident alien individual. A non-U.S. corporation that is a shareholder not entitled to treaty relief or exemption also may be subject to the 30% branch profits tax on such a distribution. The Company would be required to withhold 35% of any distribution that it could designate as a capital gain dividend. A non-U.S. shareholder may receive a credit against its tax liability for the amount the Company withholds.

However, if common shares are regularly traded on an established securities market in the United States, capital gain distributions on common shares that are attributable to the Company’s sale of a USRPI will be treated as ordinary dividends rather than as gain from the sale of a USRPI, as long as the non-U.S. shareholder did not own more than 10% of common shares at any time during the one-year period preceding the distribution. As a result, non-U.S. shareholders generally will be subject to withholding tax on such capital gain distributions in the same manner as they are subject to withholding tax on ordinary dividends. We believe that common shares are regularly traded on an established securities market in the United States. If common shares are not regularly traded on an established securities market in the United States or the non-U.S. shareholder owned more than 10% of common shares at any time during the one-year period preceding the distribution, capital gain distributions that are attributable to the Company’s sale of USRPIs will be subject to tax under FIRPTA, as described in the preceding paragraph. Moreover, if a non-U.S. shareholder disposes of common shares during the 30-day period preceding a dividend payment, and such non-U.S. shareholder (or a person related to such non-U.S. shareholder) acquires or enters into a contract or option to acquire common shares within 61 days of the first day of the 30-day period described above, and any portion of such dividend payment would, but for the disposition, be treated as a USRPI capital gain to such non-U.S. shareholder, then such non-U.S. shareholder shall be treated as having USRPI capital gain in an amount that, but for the disposition, would have been treated as USRPI capital gain.

Although the law is not clear on the matter, it appears that amounts the Company designates as retained capital gains in respect of common shares held by U.S. shareholders generally should be treated with respect to non-U.S. shareholders in the same manner as actual distributions by it of capital gain dividends. Under this approach, a non-U.S. shareholder would be able to offset as a credit against its U.S. federal income tax liability resulting from its proportionate share of the tax paid by the Company on such retained capital gains, and to receive from the IRS a refund to the extent the non-U.S. shareholder’s proportionate share of such tax paid by the Company exceeds its actual U.S. federal income tax liability, provided that the non-U.S. shareholder furnishes required information to the IRS on a timely basis.

Non-U.S. shareholders could incur tax under FIRPTA with respect to gain realized upon a disposition of common shares if the Company is a United States real property holding corporation during a specified testing period. If at least 50% of a REIT’s assets are USRPIs, then the REIT will be a United States real property holding corporation. We believe that the Company is a United States real property holding corporation based on its investment strategy. However, even if the Company is a United States real property holding corporation, a non-U.S. shareholder generally would not incur tax under FIRPTA on gain from the sale of common shares if the Company is a “domestically controlled qualified investment entity.” A “domestically controlled qualified investment entity” includes a REIT in which, at all times during a specified testing period, less than 50% in value of its shares are held directly or indirectly by non-U.S. shareholders. We believe we are, and we expect to continue to be, a domestically controlled REIT and, therefore, the sale of our common shares should not be subject to taxation under FIRPTA. However, because our common shares are widely held, we cannot assure our investors that we are or will remain a domestically controlled REIT.

In addition, if our common shares continues to be regularly traded on an established securities market, another exception to the tax under FIRPTA will be available with respect to common shares, even if the Company does not qualify as a domestically controlled qualified investment entity at the time the non-U.S. shareholder sells common shares. Under that exception, the gain from such a sale by such a non-U.S. shareholder will not be subject to tax under FIRPTA if (1) common shares are treated as being regularly traded under applicable Treasury regulations on an established securities market and (2) the non-U.S. shareholder owned, actually or constructively, 10% or less of common shares at all times during a specified testing period. As noted above, we believe that common shares are regularly traded on an established securities market. In addition, there are additional exceptions that may apply to a non-U.S. shareholder that is treated as a “qualified shareholder” or a “qualified pension fund,” as discussed below.
If the gain on the sale of common shares were taxed under FIRPTA, a non-U.S. shareholder would be taxed on that gain in the same manner as U.S. shareholders, subject to applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals, and the purchaser of common shares could be required to withhold 10% (15% as applied to dispositions occurring on or after February 16, 2016) of the purchase price and remit such amount to the IRS. Furthermore, a non-U.S. shareholder generally will incur tax on gain not subject to FIRPTA if (1) the gain is effectively connected with the non-U.S. shareholder’s U.S. trade or business, in which case the non-U.S. shareholder will be subject to the same treatment as U.S. shareholders with respect to such gain or (2) the non-U.S. shareholder is a nonresident alien individual who was present in the United States for 183 days or more during the taxable year and has a “tax home” in the United States, in which case the non-U.S. shareholder will incur a 30% tax on his or her capital gains.

Qualified Shareholders.  Subject to the exception discussed below, any distribution to a “qualified shareholder” who holds REIT stock directly or indirectly (through one or more partnerships) will not be subject to U.S. tax as income effectively connected with a U.S. trade or business and thus will not be subject to special withholding rules under FIRPTA. While a “qualified shareholder” will not be subject to FIRPTA withholding on REIT distributions, certain investors of a “qualified shareholder” (i.e., non-U.S. persons who hold interests in the “qualified shareholder” (other than interests solely as a creditor), and hold more than 10% of the stock of such REIT (whether or not by reason of the investor’s ownership in the “qualified shareholder”)) may be subject to FIRPTA withholding.

In addition, a sale of our shares by a “qualified shareholder” who holds such shares directly or indirectly (through one or more partnerships) will not be subject to federal income taxation under FIRPTA. As with distributions, certain investors of a “qualified shareholder” (i.e., non-U.S. persons who hold interests in the “qualified shareholder” (other than interests solely as a creditor), and hold more than 10% of the stock of such REIT (whether or not by reason of the investor’s ownership in the “qualified shareholder”)) may be subject to FIRPTA withholding on a sale of our shares.

A “qualified shareholder” is a foreign person that (1) either is eligible for the benefits of a comprehensive income tax treaty which includes an exchange of information program and whose principal class of interests is listed and regularly traded on one or more recognized stock exchanges (as defined in such comprehensive income tax treaty), or is a foreign partnership that is created or organized under foreign law as a limited partnership in a jurisdiction that has an agreement for the exchange of information with respect to taxes with the United States and has a class of limited partnership units representing greater than 50% of the value of all the partnership units that is regularly traded on the NYSE or NASDAQ markets, (2) is a qualified collective investment vehicle (defined below), and (3) maintains records on the identity of each person who, at any time during the foreign person’s taxable year, is the direct owner of 5% or more of the class of interests or units (as applicable) described in (1), above.

A qualified collective investment vehicle is a foreign person that (1) would be eligible for a reduced rate of withholding under the comprehensive income tax treaty described above, even if such entity holds more than 10% of the stock of such REIT, (2) is publicly traded, is treated as a partnership under the Code, is a withholding foreign partnership, and would be treated as a “United States real property holding corporation” if it were a domestic corporation, or (3) is designated as such by the Secretary of the Treasury and is either (a) fiscally transparent within the meaning of section 894, or (b) required to include dividends in its gross income, but is entitled to a deduction for distributions to its investors.

Qualified Foreign Pension Funds.  Any distribution to a “qualified foreign pension fund” (or an entity all of the interests of which are held by a “qualified foreign pension fund”) who holds REIT stock directly or indirectly (through one or more partnerships) will not be subject to U.S. tax as income effectively connected with a U.S. trade or business and thus will not be subject to special withholding rules under FIRPTA.  In addition, a sale of our shares by a “qualified foreign pension fund” that holds such shares directly or indirectly (through one or more partnerships) will not be subject to federal income taxation under FIRPTA.

A qualified foreign pension fund is any trust, corporation, or other organization or arrangement (1) which is created or organized under the law of a country other than the United States, (2) which is established to provide retirement or pension benefits to participants or beneficiaries that are current or former employees (or persons designated by such employees) of one or more employers in consideration for services rendered, (3) which does not have a single participant or beneficiary with a right to more than 5% of its assets or income, (4) which is subject to government regulation and provides annual information reporting about its beneficiaries to the relevant tax authorities in the country in which it is established or operates, and (5) with respect to which, under the laws of the country in which it is established or operates, (a) contributions to such organization or arrangement that would otherwise be subject to tax under such laws are deductible or excluded from the gross income of such entity or taxed at a reduced rate, or (b) taxation of any investment income of such organization or arrangement is deferred or such income is taxed at a reduced rate.

FACTA Withholding. Pursuant to the Foreign Account Tax Compliance Act, or FATCA, a U.S. withholding tax at a 30% rate is imposed on dividends paid to certain non-U.S. shareholders if certain disclosure requirements related to U.S. accounts or ownership are not satisfied. In addition, if those disclosure requirements are not satisfied, a U.S. withholding tax at a 30% rate will be imposed, for payments received after December 31, 2018, on proceeds from the sale of our common shares by U.S. shareholders who own our common shares through foreign accounts or foreign intermediaries. In addition, we may be required to withhold a portion of capital gain distributions to any U.S. shareholders who fail to certify their non-foreign status to us. If payment of withholding taxes is required, non-U.S. shareholders that are otherwise eligible for an exemption from, or reduction of, U.S. withholding taxes with respect of such dividends will be required to seek a refund from the IRS to obtain the benefit or such exemption or reduction. We will not pay any additional amounts in respect of any amounts withheld.

Backup Withholding and Information Reporting

We will report to our shareholders and to the IRS the amount of distributions we pay during each calendar year, and the amount of tax we withhold, if any. Under the backup withholding rules, a shareholder may be subject to backup withholding at a rate of 28% with respect to our distributions. Certain holders including, among others, corporations, financial institutions and certain tax-exempt organizations, are generally not subject to backup withholding. In addition, backup withholding will not apply to any U.S. shareholder that provides a social security or other taxpayer identification number in the prescribed manner unless:

•	the IRS notifies us or our paying agent that the taxpayer identification number provided is incorrect;

•	the U.S. shareholder fails to report interest and dividend payments received on the holder’s tax return and the IRS notifies us or our paying agent that backup withholding is required; or

•	the U.S. shareholder fails to certify under penalty of perjury that backup withholding does not apply to the holder.

A U.S. shareholder who does not provide us or our paying agent with his or her correct taxpayer identification number may be subject to penalties imposed by the IRS. If backup withholding does apply to any U.S. shareholder, that shareholder may request a refund of the amounts withheld or use the amounts withheld as a credit against the shareholder’s U.S. federal income tax liability as long as the U.S. shareholder provides the required information to the IRS. U.S. shareholders should consult their tax advisors as to their qualification for exemption from backup withholding and the procedures for obtaining the exemption. In addition, we may be required to withhold a portion of capital gain distributions to any shareholders who fail to certify their non-foreign status to us.

Backup withholding will generally not apply to payments of dividends made by us or our paying agents, in their capacities as such, to a non-U.S. shareholder provided that the non-U.S. shareholder furnishes to us or our paying agent the required certification as to its non-U.S. status, such as providing a valid IRS Form W-8BEN, W-8BEN-E or W-8ECI, or certain other requirements are met. Notwithstanding the foregoing, backup withholding may apply if either we or our paying agent has actual knowledge, or reason to know, that the shareholder is a U.S. person that is not an exempt recipient. Payments of the net proceeds from a disposition or a redemption effected outside the U.S. by a non-U.S. shareholder made by or through a foreign office of a broker generally will not be subject to information reporting or backup withholding. However, information reporting (but not backup withholding) generally will apply to such a payment if the broker has certain connections with the U.S. unless the broker has documentary evidence in its records that the beneficial owner is a non-U.S. shareholder and specified conditions are met or an exemption is otherwise established. Payment of the net proceeds from a disposition by a non-U.S. shareholder of our common shares made by or through the U.S. office of a broker is generally subject to information reporting and backup withholding unless the non-U.S. shareholder certifies under penalties of perjury that it is not a U.S. person and satisfies certain other requirements, or otherwise establishes an exemption from information reporting and backup withholding.
Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be refunded or credited against the shareholder’s U.S. federal income tax liability if certain required information is furnished to the IRS. Shareholders should consult their own tax advisors regarding application of backup withholding to them and the availability of, and procedure for obtaining an exemption from, backup withholding.

Tax Aspects of the Company’s Investments in the Operating Partnership and Subsidiary Partnerships

The following discussion summarizes certain U.S. federal income tax considerations applicable to the Company’s direct or indirect investments in the Operating Partnership and any subsidiary partnerships or limited liability companies that the Company forms or acquires (each individually a “Partnership” and, collectively, the “Partnerships”). The discussion does not cover state or local tax laws or any federal tax laws other than income tax laws.

Classification as Partnerships

The Company will be entitled to include in its income its distributive share of each Partnership’s income and to deduct its distributive share of each Partnership’s losses only if such Partnership is classified for U.S. federal income tax purposes as a partnership (or an entity that is disregarded for U.S. federal income tax purposes if the entity is treated as having only one owner or member for U.S. federal income tax purposes) rather than as a corporation or an association taxable as a corporation. An unincorporated entity with at least two owners or members will be classified as a partnership, rather than as a corporation, for U.S. federal income tax purposes if it:

•	is treated as a partnership under the Treasury regulations relating to entity classification (the “check-the-box regulations”); and

•	is not a “publicly-traded partnership.”

Under the check-the-box regulations, an unincorporated entity with at least two owners or members may elect to be classified either as an association taxable as a corporation or as a partnership. If such an entity fails to make an election, it generally will be treated as a partnership (or an entity that is disregarded for U.S. federal income tax purposes if the entity is treated as having only one owner or member for U.S. federal income tax purposes) for U.S. federal income tax purposes. The Operating Partnership intends to continue to be classified as a partnership for U.S. federal income tax purposes and will not elect to be treated as an association taxable as a corporation under the check-the-box regulations.

A publicly-traded partnership is a partnership whose interests are traded on an established securities market or are readily tradable on a secondary market or the substantial equivalent thereof. A publicly-traded partnership will not, however, be treated as a corporation for any taxable year if, for each taxable year beginning after December 31, 1987 in which it was classified as a publicly-traded partnership, 90% or more of the partnership’s gross income for such year consists of certain passive-type income, including real property rents, gains from the sale or other disposition of real property, interest, and dividends, or the “90% passive income exception.” Treasury regulations provide limited safe harbors from the definition of a publicly-traded partnership. Pursuant to one of those safe harbors, referred to as the “private placement exclusion,” interests in a partnership will not be treated as readily tradable on a secondary market or the substantial equivalent thereof if (1) all interests in the partnership were issued in a transaction or transactions that were not required to be registered under the Securities Act of 1933, as amended, and (2) the partnership does not have more than 100 partners at any time during the partnership’s taxable year. In determining the number of partners in a partnership, a person owning an interest in a partnership, grantor trust, or S corporation that owns an interest in the partnership is treated as a partner in such partnership only if (1) substantially all of the value of the owner’s interest in the entity is attributable to the entity’s direct or indirect interest in the partnership and (2) a principal purpose of the use of the entity is to permit the partnership to satisfy the 100-partner limitation. The Company believes that the Operating Partnership and any other partnership in which it owns an interest qualify for the private placement exception.
The Company has not requested, and does not intend to request, a ruling from the IRS that the Operating Partnership will be classified as a partnership for U.S. federal income tax purposes. If for any reason the Operating Partnership were taxable as a corporation, rather than as a partnership, for U.S. federal income tax purposes, the Company likely would not be able to qualify as a REIT unless it qualified for certain relief provisions. See “— Gross Income Tests” and “— Asset Tests.” In addition, any change in a Partnership’s status for tax purposes might be treated as a taxable event, in which case the Company might incur tax liability without any related cash distribution. See “— Distribution Requirements.” Further, items of income and deduction of such Partnership would not pass through to its partners, and its partners would be treated as shareholders for tax purposes. Consequently, such Partnership would be required to pay income tax at corporate rates on its net income, and distributions to its partners would constitute dividends that would not be deductible in computing such Partnership’s taxable income.

Income Taxation of the Partnerships and their Partners

A partnership is not a taxable entity for U.S. federal income tax purposes. Rather, the Company is required to take into account its allocable share of each Partnership’s income, gains, losses, deductions, and credits for any taxable year of such Partnership ending within or with its taxable year, without regard to whether the Company has received or will receive any distribution from such Partnership.

Partnership Allocations.  Although a partnership agreement generally will determine the allocation of income and losses among partners, such allocations will be disregarded for tax purposes if they do not comply with the provisions of the U.S. federal income tax laws governing partnership allocations. If an allocation is not recognized for U.S. federal income tax purposes, the item subject to the allocation will be reallocated in accordance with the partners’ interests in the partnership, which will be determined by taking into account all of the facts and circumstances relating to the economic arrangement of the partners with respect to such item. Each Partnership’s allocations of taxable income, gain, and loss are intended to comply with the requirements of the U.S. federal income tax laws governing partnership allocations.

Tax Allocations With Respect to Partnership Properties.  Income, gain, loss, and deduction attributable to appreciated or depreciated property that is contributed to a partnership in exchange for an interest in the partnership must be allocated in a manner such that the contributing partner is charged with, or benefits from, respectively, the unrealized gain or unrealized loss associated with the property at the time of the contribution. The amount of the unrealized gain or unrealized loss, or “built-in gain” or “built-in loss,” is generally equal to the difference between the fair market value of the contributed property at the time of contribution and the adjusted tax basis of such property at the time of contribution, or a “book-tax difference.” Any property purchased for cash initially will have an adjusted tax basis equal to its fair market value, resulting in no book-tax difference.

Allocations with respect to book-tax differences are solely for U.S. federal income tax purposes and do not affect the book capital accounts or other economic or legal arrangements among the partners. The U.S. Treasury Department has issued regulations requiring partnerships to use a “reasonable method” for allocating items with respect to which there is a book-tax difference and outlining several reasonable allocation methods. Under certain available methods, the carryover basis of contributed properties in the hands of the Operating Partnership (1) could cause the Company to be allocated lower amounts of depreciation deductions for tax purposes than would be allocated to it if all contributed properties were to have a tax basis equal to their fair market value at the time of the contribution and (2) in the event of a sale of such properties, could cause the Company to be allocated taxable gain in excess of the economic or book gain allocated to it as a result of such sale, with a corresponding benefit to the contributing partners. An allocation described in (2) above might cause the Company to recognize taxable income in excess of cash proceeds in the event of a sale or other disposition of property, which might adversely affect its ability to comply with the REIT distribution requirements and may result in a greater portion of its distributions being taxed as dividends.
Basis in Partnership Interest.  Our adjusted tax basis in our partnership interest in our Operating Partnership generally is equal to:

•	the amount of cash and the basis of any other property contributed by us to our Operating Partnership;

•	increased by our allocable share of our Operating Partnership’s income and our allocable share of indebtedness of our Operating Partnership; and

•
reduced, but not below zero, by our allocable share of our Operating Partnership’s loss and the amount of cash distributed to us, and by constructive distributions resulting from a reduction in our share of indebtedness of our Operating Partnership.

If the allocation of our distributive share of our Operating Partnership’s loss would reduce the adjusted tax basis of our partnership interest below zero, the recognition of such loss will be deferred until such time as the recognition of such loss would not reduce our adjusted tax basis below zero. To the extent that our Operating Partnership’s distributions, or any decrease in our share of the indebtedness of our Operating Partnership, which is considered a constructive cash distribution to the partners, reduce our adjusted tax basis below zero, such distributions will constitute taxable income to us. Such distributions and constructive distributions normally will be characterized as long-term capital gain.

Sale of a Partnership’s Property.  Generally, any gain realized by a Partnership on the sale of property held by the Partnership for more than one year will be long-term capital gain, except for any portion of such gain that is treated as depreciation or cost recovery recapture. Under Section 704(c) of the Code, any gain or loss recognized by a Partnership on the disposition of contributed properties will be allocated first to the partners of the Partnership who contributed such properties to the extent of their built-in gain or loss on those properties for U.S. federal income tax purposes. The partners’ built-in gain or loss on such contributed properties will equal the difference between the partners’ proportionate share of the book value of those properties and the partners’ tax basis allocable to those properties at the time of the contribution as reduced for any decrease in the “book-tax difference.” See “— Income Taxation of the Partnerships and their Partners — Tax Allocations With Respect to Partnership Properties.” Any remaining gain or loss recognized by the Partnership on the disposition of the contributed properties, and any gain or loss recognized by the Partnership on the disposition of the other properties, will be allocated among the partners in accordance with their respective percentage interests in the Partnership.

The Company’s share of any gain realized by a Partnership on the sale of any property held by the Partnership as inventory or other property held primarily for sale to customers in the ordinary course of the Partnership’s trade or business will be treated as income from a prohibited transaction that is subject to a 100% prohibited transactions tax. Such prohibited transaction income also may have an adverse effect upon The Company’s ability to satisfy the income tests for REIT status. See “— Gross Income Tests.” The Company does not presently intend to acquire or hold or to allow any Partnership to acquire or hold any property that represents inventory or other property held primarily for sale to customers in the ordinary course of its or such Partnership’s trade or business.
Other Tax Considerations

Legislative or Other Actions Affecting REITs

The present U.S. federal income tax treatment of REITs may be modified, possibly with retroactive effect, by legislative, judicial or administrative action at any time. The REIT rules are constantly under review by persons involved in the legislative process and by the IRS and the U.S. Treasury Department which may result in statutory changes as well as revisions to regulations and interpretations. Additionally, several of the tax considerations described herein are currently under review and are subject to change. Prospective shareholders are urged to consult with their own tax advisors regarding the effect of potential changes to the federal tax laws on an investment in common shares.

State and Local Taxes

The Company and/or you may be subject to taxation by various states and localities, including those in which it or a shareholder transacts business, owns property or resides. The state and local tax treatment may differ from the U.S. federal income tax treatment described above. Consequently, you should consult your own tax advisors regarding the effect of state and local tax laws upon an investment in common shares pursuant to the plan.

PLAN OF DISTRIBUTION

Except to the extent the plan administrator purchases common shares in the open market or in privately negotiated transactions with third parties, through the broker or dealer selected by the plan administrator, the common shares acquired under the plan will be sold directly by us through the plan. We may sell our common shares to owners of shares (including brokers or dealers) who, in connection with any resales of such shares, may be deemed to be underwriters. These shares, including shares acquired through waivers granted with respect to the share purchase program of the plan, may be resold in market transactions (including coverage of short positions) on any national security exchange or automated quotation system on which our common shares are traded or quoted, or in privately negotiated transactions. Our common shares are currently listed on the New York Stock Exchange under the symbol “GPT.” Under certain circumstances, it is expected that a portion of the common shares available for issuance under the plan will be issued pursuant to waivers granted with respect to the share purchase program of the plan. The difference between the price that owners who may be deemed to be underwriters pay us for common shares acquired under the plan, after deduction of the applicable discount from the market price, and the price at which such shares are resold, may be deemed to constitute underwriting commissions received by these owners in connection with such transactions.
Subject to the availability of common shares registered for issuance under the plan, there is no total maximum number of shares that can be issued pursuant to the reinvestment of dividends. From time to time, financial intermediaries may engage in positioning transactions in order to benefit from the discount from the market price acquired through the reinvestment of dividends and optional cash payments under the plan.
Except with respect to sales of common shares relating to reinvested dividends, we will pay any and all brokerage commissions and related expenses incurred in connection with purchases of common shares under the plan. Upon your withdrawal from the plan by the sale of common shares held under the plan, you will receive the proceeds of such sale less a $15 service fee per transaction to the plan administrator and a $0.10 per share brokerage commission, to be remitted to the executing broker or dealer, and any other applicable fees.
Common shares may not be available under the plan in all states. This prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any common shares or other securities in any state or any other jurisdiction to any person to whom it is unlawful to make such offer in such jurisdiction.

LEGAL MATTERS

The validity of the securities offered by this prospectus will be passed upon for us by Venable LLP and certain tax matters will be passed upon for us by Morgan, Lewis & Bockius LLP.

EXPERTS

The consolidated financial statements of Gramercy Property Trust appearing in Gramercy Property Trust’s Annual Report (Form 10-K) for the year ended December 31, 2015 including schedules appearing therein, and the effectiveness of Gramercy Property Trust’s internal control over financial reporting as of December 31, 2015, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon included therein, and incorporated herein by reference. Such financial statements are, and audited financial statements to be included in subsequently filed documents will be, incorporated herein in reliance upon the reports of Ernst & Young LLP pertaining to such financial statements and the effectiveness of our internal control over financial reporting as of the respective dates (to the extent covered by consents filed with the Securities and Exchange Commission) given on the authority of such firm as experts in accounting and auditing.

10,000,000
Common Shares

DIVIDEND REINVESTMENT AND SHARE PURCHASE PLAN

Prospectus

August 18, 2016

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.
The estimated fees and expenses in connection with this registration statement, other than underwriting discounts and commissions, are as follows:

SEC Registration fee	$9,737.69
Legal fees and expenses	$45,000	*
Accounting fees and expenses	$15,000	*
Miscellaneous (including listing fees)	$19,000	*
TOTAL	$88,737.69	*
* Estimate.

Item 15. Indemnification of Directors and Officers.

Maryland law permits a Maryland real estate investment trust, or REIT, to include in its declaration of trust a provision eliminating the liability of its trustees and officers to the REIT and its shareholders for money damages, except for liability resulting from (i) actual receipt of an improper benefit or profit in money, property or services, or (ii) active and deliberate dishonesty established by a final judgment as being material to the cause of action. The registrant’s declaration of trust contains such a provision which eliminates such liability to the maximum extent permitted by Maryland law.

Maryland law permits a Maryland REIT to indemnify and advance expenses to its trustees, officers, employees and agents to the same extent as permitted for directors and officers of Maryland corporations. The Maryland General Corporation Law, or the MGCL, permits a Maryland corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made or threatened to be made a party by reason of their service in those or other capacities, unless it is established that (i) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (a) was committed in bad faith or (b) was the result of active and deliberate dishonesty, (ii) the director or officer actually received an improper personal benefit in money, property or services or (iii) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. However, under the MGCL, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that personal benefit was improperly received, unless in either case a court orders indemnification and then only for expenses. In addition, the MGCL permits a Maryland corporation to advance reasonable expenses to a director or officer upon the corporation’s receipt of (1) a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation and (2) a written undertaking by or on his or her behalf to repay the amount paid or reimbursed by the corporation if it shall ultimately be determined that the standard of conduct was not met.

The registrant’s declaration of trust requires it, to the maximum extent permitted by Maryland law, to indemnify and, without requiring a preliminary determination of the ultimate entitlement to indemnification, to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to (i) any individual who is a present or former trustee or officer and who is made or threatened to be made a party to the proceeding by reason of his or her service in that capacity, (ii) any individual who, while a trustee or officer and at the registrant’s request, serves or has served another REIT, corporation, limited liability company, partnership, joint venture, trust, employee benefit plan or other enterprise and who is made or threatened to be made a party to the proceeding by reason of his or her service in that capacity and (iii) CBRE Global Investors, LLC, a Delaware limited liability company, CBRE Advisors LLC and any of their affiliates, or any of their respective directors, officers, partners, managers, members, trustees or agents in connection with any proceeding including any third party proceeding brought derivatively on the registrant’s behalf, or in the registrant’s right, to which any of them is made or threatened to be made a party by reason of the performance of advisory, management, transitional or other services for the registrant under any written agreement in place on or prior to July 1, 2012 to which it was a party. The registrant’s declaration of trust also permits it to indemnify and advance expenses to any person who served its predecessor in any of the capacities described above and any employee or agent of it or the registrant’s predecessor.

The registrant has entered into indemnification agreements with each of its trustees and executive officers. The indemnification agreements require, among other things, that the registrant indemnify such persons to the maximum extent permitted by law, and advance to such persons all related expenses, subject to reimbursement if it is subsequently determined that indemnification is not permitted. Under these agreements, the registrant must also indemnify and advance all expenses incurred by such persons seeking to enforce their rights under the indemnification agreements, and may cover its trustees and executive officers under its trustees’ and officers’ liability insurance.

Item 16. Exhibits.

The exhibits filed (unless otherwise noted) as a part of this Registration Statement are as follows:

Exhibit	Description
3.1
Articles of Amendment and Restatement to the Declaration of Trust of Chambers Street Properties, incorporated by reference to the Company’s Current Report on Form 8-K, filed with the SEC on June 26, 2013.

3.2	Articles of Amendment to the Declaration of Trust of Chambers Street Properties, incorporated by reference to the Company’s Current Report on Form 8-K, filed with the SEC on December 18, 2015.
3.3
Articles Supplementary establishing and fixing the rights and preferences of the 7.125% Series A Cumulative Redeemable Preferred Shares, incorporated by reference to the Company’s Current Report on Form 8-K, filed with the SEC on December 18, 2015.

3.4	Amended and Restated Bylaws of Gramercy Property Trust, incorporated by reference to the Company’s Current Report on Form 8-K, filed with the SEC on April 28, 2016.
5.1	Opinion of Venable LLP.
8.1	Opinion of Morgan, Lewis & Bockius LLP.
23.1	Consent of Ernst & Young LLP.
23.2	Consent of Venable LLP (included in Exhibit 5.1 hereto).
23.3	Consent of Morgan, Lewis & Bockius LLP (included in Exhibit 8.1 hereto).
23.4	Power of Attorney (included on signature page).

Item 17. Undertakings.
The undersigned registrant hereby undertakes:

1.	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i.	to include any prospectus required by Section 10(a)(3) of the Securities Act;

ii.
to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to

Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the ‘‘Calculation of Registration Fee’’ table in the effective registration statement; and

iii.
to include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

provided, however, that paragraphs (i), (ii) and (iii) above do not apply if the information required to be included in a post-effective amendment by those clauses is contained in reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended, that are incorporated by reference in this registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

2.
That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

4.	That, for the purpose of determining liability under the Securities Act, to any purchaser:

i.
Each prospectus filed by a registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

ii.
Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which the prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

5.
That, for the purpose of determining liability of a registrant under the Securities Act, to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of an undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

i.	Any preliminary prospectus or prospectus of an undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

ii.	Any free writing prospectus relating to the offering prepared by or on behalf of an undersigned registrant or used or referred to by an undersigned registrant;

iii.
The portion of any other free writing prospectus relating to the offering containing material information about an undersigned registrant or its securities provided by or on behalf of an undersigned registrant; and

iv.	Any other communication that is an offer in the offering made by an undersigned registrant to the purchaser.

6.
That, for purposes of determining any liability under the Securities Act, each filing of an annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934, as amended, (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934, as amended) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

7.
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 15 above, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by a registrant of expenses incurred or paid by a director, officer or controlling person of a registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Signatures

Pursuant to the requirements of the Securities Act of 1933, as amended, Gramercy Property Trust certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in New York, New York, on August 18, 2016.

GRAMERCY PROPERTY TRUST
/s/ Jon W. Clark
Jon W. Clark
Chief Financial Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints each of Jon W. Clark and Edward J. Matey Jr., with full power to act without the other, such person’s true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign this Registration Statement and any and all amendments thereto (including post-effective amendments) and any related registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with exhibits and schedules thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto each said attorney-in-fact and agent full power and authority to do and perform each and every act and thing necessary or desirable to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that each said attorney-in-fact and agent or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Gordon F. DuGan
Gordon F. DuGan	Chief Executive Officer and Trustee (principal executive officer)	August 18, 2016

/s/ Jon W. Clark
Jon W. Clark	Chief Financial Officer (principal financial and accounting officer)	August 18, 2016

/s/ Charles E. Black
Charles E. Black	Chairman of the Board of Trustees	August 18, 2016

/s/ Allan J. Baum
Allan J. Baum	Trustee	August 18, 2016

/s/ Z. Jamie Behar
Z. Jamie Behar	Trustee	August 18, 2016

/s/ Thomas D. Eckert
Thomas D. Eckert	Trustee	August 18, 2016

/s/ James L. Francis
James L. Francis	Trustee	August 18, 2016

/s/ Gregory F. Hughes
Gregory F. Hughes	Trustee	August 18, 2016

/s/ Jeffrey E. Kelter
Jeffrey E. Kelter	Trustee	August 18, 2016

/s/ Louis P. Salvatore
Louis P. Salvatore	Trustee	August 18, 2016